ARRANGEMENT AGREEMENT

between

GAMMON LAKE RESOURCES INC.

and

MEXGOLD RESOURCES INC.

June 22, 2006

ARRANGEMENT AGREEMENT

THIS AGREEMENT made as of the 22nd day of June, 2006

B E T W E E N :

GAMMON LAKE RESOURCES INC., a corporation existing under the Company Act (Quebec),

OF THE FIRST PART

- and -

MEXGOLD RESOURCES INC., a corporation existing under the Business Corporations Act (Ontario),

OF THE SECOND PART

WITNESSES THAT:

AND WHEREAS Gammon Lake and Mexgold propose to effect a business combination to combine the business and assets of Mexgold with those of Gammon Lake;

AND WHEREAS the parties hereto intend to carry out the proposed business combination by way of a plan of arrangement under the provisions of the Business Corporations Act (Ontario);

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE 1
DEFINITIONS, INTERPRETATION AND SCHEDULES

1.1             In this Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

"1933 Act" means the Securities Act of 1933, as amended, of the United States of America;

"1934 Act" means the Securities Exchange Act of 1934, as amended, of the United States of America; and

"1940 Act" means the Investment Company Act of 1940, as amended, of the United States of America.

"Acquisition Proposal" means, in respect of Mexgold, any inquiry, proposal or transaction involving Mexgold and/or its Subsidiaries regarding any merger, amalgamation, arrangement, restructuring, take-over bid, tender offer, exchange offer, sale or purchase of substantial assets, sale or purchase of treasury shares, any equity interest or rights or any other interests therein or thereto, business combination, liquidation, reorganization or recapitalization or similar transaction or series of related or similar transactions that would have the effect of any of the foregoing;

"Agreement" means this arrangement agreement, together with the schedules attached hereto, as amended or supplemented from time to time;

"AMEX" means the American Stock Exchange;

"Arrangement" means the business combination to be completed by way of arrangement under the provisions of section 182 of the OBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith, herewith or made at the direction of the Court in the Final Order;

"Articles of Arrangement" means articles of arrangement in respect of the Arrangement required by the OBCA to be filed with the Director after the Final Order is made;

"BMO NB" means BMO Nesbitt Burns, Inc.;

"Business Day" means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario or Halifax, Nova Scotia;

"Canadian GAAP" means accounting principles generally accepted in Canada;

"Certificate" means the certificate giving effect to the Arrangement endorsed by the Director on the Articles of Arrangement pursuant to subsection 183(2) of the OBCA;

"Completion Deadline" means the date by which the transactions contemplated by this Agreement are to be completed, which date shall be August 11, 2006, or such later date as the parties, acting reasonably, may agree to in writing;

"Court" means the Superior Court of Justice (Ontario);

"Director" means the Director appointed pursuant to section 278 of the OBCA;

"Effective Date" means the date set out in the Certificate as being the effective date in respect of the Arrangement;

"Effective Time" means 12:01 a.m. (Toronto time) on the Effective Date;

"Encumbrance" means any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

"Environmental Approvals" means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Governmental Entity pursuant to any Environmental Law;

"Environmental Laws" means all applicable Laws, including applicable common law, relating to the protection of the environment and employee and public health and safety, and includes Environmental Approvals;

"Final Order" means the order of the Court pursuant to subsection 182(5) of the OBCA approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

"Gammon Lake" means Gammon Lake Resources Inc., a corporation existing under the Company Act (Quebec);

"Gammon Lake Common Shares" means the common shares in the capital of Gammon Lake;

"Gammon Lake Options" means the outstanding options issued pursuant to the Gammon Lake Share Option Plan;

"Gammon Lake Public Record" means all of the documents and information filed by Gammon Lake under its profile, and available publicly, on SEDAR;

"Gammon Lake Share Option Plan" means the share incentive plan of Gammon Lake;

"Gammon Lake Shareholders" means, at any time, the holders of Gammon Lake Common Shares;

"Gammon Lake Subsidiaries" means, collectively, the corporations listed under the heading "Intercorporate Relationships" in the annual information form of Gammon Lake for the five months ended December 31, 2005, dated March 31, 2006, comprising part of the Gammon Lake Public Record;

"Gammon Lake Warrants" means those share purchase warrants to purchase Gammon Lake Shares as described in the Gammon Lake Public Record;

"Governmental Entity" means any applicable (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, whether domestic or foreign, (ii) any subdivision, agency, commission, board or authority of any of the foregoing, or (iii) any quasi governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"Hazardous Substance" means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, byproduct or any other material or article, that is listed or regulated under any Environmental Laws as a hazardous substance, toxic substance, waste or contaminant or is otherwise listed or regulated under any Environmental Laws because it poses a hazard to human health or the environment, including petroleum products, asbestos, PCBs, urea formaldehyde foam insulation and lead-containing paints or coatings;

"Interim Order" means the interim order of the Court, as such order may be amended, pursuant to subsection 182(5) of the OBCA made in connection with the Arrangement;

"Laws" means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, instruments, policies, notices, directions and judgments or other requirements of any Governmental Entity;

"Liability" of any person shall mean and include: (i) any right against such person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; (ii) any right against such person to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and (iii) any obligation of such person for the performance of any covenant or agreement (whether for the payment of money or otherwise);

"Material Adverse Change" means, in respect of Gammon Lake or Mexgold, any one or more changes, events or occurrences, and "Material Adverse Effect" means, in respect of Gammon Lake or Mexgold, any state of facts, which, in either case, either individually or in the aggregate, are, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, prospects, assets, liabilities or condition (financial or otherwise) of Gammon Lake and the Gammon Lake Material Subsidiaries, or Mexgold and the Mexgold Subsidiaries, respectively, on a consolidated basis, other than any change, effect, event or occurrence: (i) relating to the global economy or securities markets in general; (ii) affecting the worldwide gold or silver mining industry in general and which does not have a materially disproportionate effect on Gammon Lake and the Gammon Lake Subsidiaries on a consolidated basis, or Mexgold and the Mexgold Subsidiaries on a consolidated basis, respectively; (iii) resulting from changes in the price of gold or silver; or (iv) relating to the general political and business climate related to carrying on business in Mexico, and references in this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, interpretive of the amount used for the purpose of determining whether a "Material Adverse Change" has occurred or whether a state of facts exists that has or could have a "Material Adverse Effect" and such defined terms and all other references to materiality in this Agreement shall be interpreted without reference to any such amounts;

"Mexgold" means Mexgold Resources Inc., a corporation existing under the OBCA;

"Mexgold Common Shares" means the common shares in the capital of Mexgold;

"Mexgold Meeting" means the special meeting, including any adjournments or postponements thereof, of the Mexgold Shareholders and Mexgold Optionholders to be held to consider and, if deemed advisable, to approve the Arrangement;

"Mexgold Options" means the outstanding options issued pursuant to the Mexgold Share Option Plan;

"Mexgold Public Record" means all of the documents and information filed by Mexgold under its profile, and available publicly, on SEDAR;

"Mexgold Shareholders" means, at any time, the holders of Mexgold Common Shares;

"Mexgold Share Option Plan" means the stock option plan of Mexgold;

"Mexgold Securityholders" means, at any time, Mexgold Shareholders and holders of Mexgold Options, collectively;

"Mexgold Subsidiaries" means Compania Minera del Cubo, S A de C.V. and Metales Interamericanos S A de C.V.;

"Mexgold Warrants" means those share purchase warrants to purchase Mexgold Common Shares as described in the Mexgold Public Record;

"Notice Period" as defined in Section 20.2 hereof;

"OBCA" means the Business Corporations Act (Ontario);

"Plan of Arrangement" means a plan of arrangement substantially in the form and content of Schedule A attached hereto and any amendment or variation thereto made in accordance with Article 5.1 of the Plan of Arrangement or Article 15 hereof;

"Proxy Circular" means the management information circular to be prepared by Mexgold with the assistance of Gammon Lake in respect of the Mexgold Meeting;

"Release" shall mean any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, passive migration, allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, land surface and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Substance, including the abandonment or discarding of Hazardous Substances in barrels, drums, tanks or other containers, regardless of when discovered;

"Remedial Action" shall mean any investigation, feasibility study, monitoring, testing, sampling, removal (including removal of underground storage tanks), restoration, clean up, remediation, closure, site restoration, remedial response or remedial work;

"Rule 61-501" means Ontario Securities Commission Rule 61-501;

"Securities Authorities" means the Ontario Securities Commission and the other applicable securities regulatory authorities in the provinces and territories of Canada and the Securities and Exchange Commission of the United States of America, collectively;

"SEDAR" means the System for Electronic Document Analysis and Retrieval;

"Special Committee" means the special committee of the board of directors of Mexgold;

"Subsidiary" means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or that is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of any existing contract, agreement or commitment, and, in the case of Gammon Lake, includes the Gammon Lake Subsidiaries and, in the case of Mexgold, includes the Mexgold Subsidiaries;

"Superior Proposal" means a bona fide written Acquisition Proposal received after the date hereof to acquire all or substantially all of the assets of Mexgold (on a consolidated basis) or, directly or indirectly, more than 66 2/3% of the Mexgold Common Shares which the directors of Mexgold have determined in good faith, after consultation with, and receiving advice (which may include written opinions, a copy of which shall have been provided to Gammon Lake) from, as appropriate, the financial, legal and other advisors to Mexgold to the effect that such Acquisition Proposal would, if consummated in accordance with the terms thereof, but without assuming away the risk of non-completion, result in a transaction which: (a) is more favourable to Mexgold Shareholders from a financial point of view than the terms of the Arrangement; (b) provides for consideration per Mexgold Share that has a value that is greater than the consideration per Mexgold Common Share provided under the terms of the Arrangement (including any adjustment to such terms proposed by Gammon Lake as contemplated by Article 15 hereof); (c) is not contingent upon financing; and (d) is reasonably capable of completion in accordance with its terms within a reasonable period of time, taking into account all legal, financial, regulatory, financing and other aspects of such Acquisition Proposal and the person making the Acquisition Proposal;

"Tax" and "Taxes" means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, severance, social security, workers' compensation, employment insurance or compensation taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

"Tax Act" means the Income Tax Act (Canada);

"Tax Returns" means all returns, schedules, elections, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes;

"TD Securities" means TD Securities Inc.;

"TSX" means the Toronto Stock Exchange;

"TSXV" means the TSX Venture Exchange;

"Valuation and Fairness Opinion" means the formal valuation, prepared by TD Securities, of the Mexgold Common Shares and the consideration to be received by Mexgold Shareholders in connection with the Arrangement and the opinion of TD Securities that, as of May 28, 2006, the consideration to be received by Mexgold Shareholders under the Arrangement is fair from a financial point of view to Mexgold Shareholders (other than Gammon Lake and its directors and officers), subject to the assumptions and limitations described in such opinion;

In addition, words and phrases used herein and defined in the OBCA shall have the same meaning herein as in the OBCA unless the context otherwise requires.

1.2         The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereto", "hereunder" and similar expressions refer to this Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.

1.3         In this Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter, and the word person and all words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any Governmental Entity, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

1.4         If the date on which any action is required to be taken hereunder by any party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5         Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6         Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of Canada.

1.7         Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the parties hereto waive any provision of Law that renders any provision of this Agreement or any part thereof invalid or unenforceable in any respect. The parties hereto will engage in good faith negotiations to replace any provision hereof or any part thereof that is declared invalid or unenforceable with a valid and enforceable provision or part thereof, the economic effect of which approximates as much as possible the invalid or unenforceable provision or part thereof which it replaces.

1.8         Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with Canadian GAAP.

1.9         Where the phrases "to the knowledge of Gammon Lake" is used in respect of Gammon Lake or the Gammon Lake Subsidiaries or "to the knowledge of Mexgold" in respect of Mexgold or the Mexgold Subsidiaries, such phrase shall mean, in respect of each representation and warranty or other statement that is qualified by such phrase, that such representation and warranty or other statement is being made based upon: (i) in the case of Gammon Lake and the Gammon Lake Subsidiaries, the collective actual knowledge of the respective directors and officers of Gammon Lake and (ii) in the case of Mexgold and the Mexgold Subsidiaries, the collective actual knowledge of the respective directors and officers of Mexgold.

1.10         In this Agreement the phrase "in the ordinary and regular course of business" shall mean and refer to those activities that are normally conducted by corporations engaged in the exploration for precious metals and in the construction and operation of precious metal mines.

ARTICLE 2
THE ARRANGEMENT

2.1         Gammon Lake shall acquire all of the issued and outstanding Mexgold Common Shares and all of the outstanding Mexgold Options by way of an arrangement pursuant to section 182 of the OBCA on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement, and Gammon Lake shall issue the Gammon Lake Common Shares required to be issued in connection with the Arrangement.

2.2         Pursuant to the Arrangement, each Mexgold Shareholder (other than Gammon Lake and the Dissenting Shareholders) will receive, in exchange for each Mexgold Common Share held, 0.47 Gammon Lake Common Shares. As a result, Gammon Lake will become the direct holder of all of the issued and outstanding Mexgold Common Shares; provided that no fractional Gammon Lake Common Shares will be issued to any Mexgold Shareholder and the number of Gammon Lake Common Shares issuable to each Mexgold Shareholder on the completion of the Arrangement will be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number of Gammon Lake Common Shares.

2.3         Pursuant to the Arrangement, each outstanding Mexgold Option will be exchanged for a Gammon Lake Option and the Mexgold Option will be cancelled, with each Gammon Lake Option being exercisable for that number of Gammon Lake Common Shares that is equal to the number of Common Shares that would otherwise have been issuable upon the exercise of the Mexgold Option multiplied by 0.47 (rounded down to the nearest whole Gammon Lake Common Share) at an exercise price per Gammon Lake Common Share equal to the exercise price of the applicable Mexgold Option divided by 0.47, provided that each such Gammon Lake Option will expire on the date on which the respective Mexgold Option was to expire pursuant to its terms.

2.4         Gammon Lake and Mexgold intend to adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulation section 1.368-2(g) and to treat the Arrangement as a "reorganization" within the meaning of section 368(a)(1) of the U.S. Internal Revenue Code. However, Gammon Lake does not make any representation or warranty to Mexgold, any Mexgold Shareholder, any holder of Mexgold Options, or any holder of Mexgold Warrants regarding the qualification of the Arrangement as a "reorganization" within the meaning of section 368(a)(1) of the U.S. Internal Revenue Code.

ARTICLE 3
PUBLIC ANNOUNCEMENT AND CONSULTATION

3.1         Immediately upon the signing of this Agreement, the parties shall jointly issue for public dissemination a press release and shall file such press release with the TSX, the TSXV and the AMEX and each shall file on a timely basis a material change report or similar document in prescribed form with all regulatory authorities having jurisdiction in that regard.

3.2         Gammon Lake and Mexgold agree to consult with each other in issuing any subsequent press releases or otherwise making public statements with respect to this Agreement or the Arrangement and in making any filing with any governmental or regulatory authority or with any stock exchange with respect thereto. Each of Gammon Lake and Mexgold shall use all reasonable commercial efforts to enable the other to review and comment on all such press releases prior to the release thereof and shall enable the other to review and comment on such filings prior to the filing thereof.

ARTICLE 4
VALUATIONS AND FAIRNESS OPINIONS

4.1         Gammon Lake and Mexgold will co-operate with each other in all reasonable respects to obtain all necessary consents, approvals, certificates, valuations, opinions and technical reports required to complete the Arrangement.

ARTICLE 5
MEXGOLD SUPPORT OF ARRANGEMENT

5.1         Mexgold represents and warrants to Gammon Lake (and acknowledges Gammon Lake's reliance on same) that:

(a)        the Special Committee and the board of directors of Mexgold have consulted with Mexgold's financial and legal advisors and have approved this Agreement, the Arrangement and the other transactions contemplated hereby and have determined that the Arrangement is fair to the Mexgold Shareholders (other than Gammon Lake), is in the best interests of Mexgold, and, provided that Mexgold does not receive a Superior Bid prior to the Mexgold Meeting, has resolved to recommend that the Mexgold Shareholders vote in favour of the Arrangement;

(b)        the Special Committee and the board of directors of Mexgold have received on or before the date hereof advice from TD Securities indicating that: (i) as of May 28, 2006, the fair market value of a Mexgold Common Share was in the range of C$ 6.50 to C$ 8.00; (ii) the consideration to be received by Mexgold Shareholders under the Arrangement is fair, from a financial point of view, to the Mexgold Shareholders (other than Gammon Lake and officers and directors of Gammon Lake); and (iii) TD Securities will provide for inclusion in the Proxy Circular, the Valuation and Fairness Opinion;

(c)        provided that TD Securities has not withdrawn the Valuation and Fairness Opinion, each of the directors of Mexgold entitled to vote and voting thereon will unanimously recommend acceptance of the Arrangement to Mexgold Shareholders if Mexgold does not receive a Superior Proposal prior to the Mexgold Meeting, and will so represent in the Proxy Circular; and

(d)        subject to the provisions of Article 12 relating to the existence of a Superior Proposal (as therein defined) and provided that TD Securities has not withdrawn the Valuation and Fairness Opinion, the board of Mexgold will include a statement in the Proxy Circular that the Arrangement is fair to Mexgold Shareholders (other than Gammon Lake and its directors and officers) and is in the best interests of Mexgold.

ARTICLE 6
COURT AND MEXGOLD SHAREHOLDER APPROVAL

6.1         As soon as reasonably practicable, Mexgold shall apply to the Court pursuant to subsection 182(5) of the OBCA for an order approving the Arrangement and in connection with such application, Mexgold shall:

(a)        file, proceed with and diligently prosecute an application for the Interim Order, such order to be on terms acceptable to Gammon Lake and Mexgold, each acting reasonably, of the Court providing for, among other things, the calling and holding of the Mexgold Meeting and containing such other declarations and directions as the Court may order, which meeting shall be held on the date agreed to by Gammon Lake and Mexgold, for the purpose of considering and, if deemed advisable, approving the Arrangement; and

(b)        subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Ontario Court and apply for the Final Order of the Court approving the Arrangement; such order to be on terms acceptable to Gammon Lake and Mexgold each acting reasonably; and

(c)        subject to the fulfillment or waiver of the conditions set out in Article 10 herein, Mexgold shall file with the Director articles of arrangement in prescribed form and such other documents, such articles and documents to be in form and content acceptable to Gammon Lake and Mexgold, each acting reasonably, as may be required to give effect to the Arrangement. Mexgold agrees to consult with Gammon Lake and its advisors in connection with such applications to the Court.

ARTICLE 7
COVENANTS OF MEXGOLD

7.1         Mexgold covenants and agrees with Gammon Lake that, until the earlier of: (i) the Effective Date or (ii) the day upon which this Agreement is terminated in accordance with Article 16 herein, it will:

(a)        in a timely and expeditious manner:

(i)        carry out the terms of the Interim Order as are required to be carried out by Mexgold after the issuance thereof;

(ii)        convene the Mexgold Meeting;

(iii)       prepare, with the assistance of Gammon Lake, and file the Proxy Circular in prescribed form and in form and content acceptable to Gammon Lake acting reasonably with respect to the Mexgold Meeting in all jurisdictions where the same is required to be filed and mail the same as ordered by the Interim Order and in accordance with all applicable laws (subject to compliance by Gammon Lake with its obligations under Section 8.1 herein and provided that TD Securities has not withdrawn the Valuation and Fairness Opinion), in all jurisdictions where the same is required, complying in all material respects with all applicable laws on the date of mailing thereof and, as it relates to Mexgold, not containing any misrepresentation, as defined under such applicable laws;

(iv)        subject to the provisions of Article 12 relating to the existence of a Superior Proposal (as therein defined), the fiduciary duties of the Board, and provided that TD Securities has not withdrawn the Valuation and Fairness Opinion, solicit proxies for the approval of the Arrangement in accordance with the Proxy Circular, the Interim Order and all applicable laws;

(v)        provide notice to Gammon Lake of the Mexgold Meeting and allow Gammon Lake's representatives to attend the Mexgold Meeting unless such attendance is prohibited by the Interim Order; and

(vi)        conduct the Mexgold Meeting in accordance with the Interim Order, the provisions of the OBCA, the by-laws of Mexgold and any instrument governing such meeting, as applicable, and as otherwise required by applicable laws;

(b)        in a timely and expeditious manner, prepare in consultation with Gammon Lake and file any mutually agreed (or otherwise required by applicable laws) amendments or supplements to the Proxy Circular with respect to the Mexgold Meeting and mail the same as required by the Interim Order and in accordance with all applicable laws, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof;

(c)        subject to the approval of the Arrangement at the Mexgold Meeting in accordance with the provisions of the Interim Order, forthwith proceed with and diligently prosecute an application for the Final Order;

(d)        forthwith carry out the terms of the Final Order and, subject to the receipt of the Final Order, the satisfaction or waiver of the conditions precedent in favour of Mexgold and the receipt of the written confirmation of Gammon Lake that the conditions precedent in favour of Gammon Lake have been satisfied or waived, file articles of arrangement, the other documents required by Article 6 hereof and the Final Order with the Director in order for the Arrangement to become effective;

(e)        except for proxies and other non-substantive communications, furnish promptly to Gammon Lake a copy of each notice, report, schedule or other document or communication delivered, filed or received by Mexgold in connection with the Arrangement or the Interim Order, the Mexgold Meeting or any other meeting of Mexgold security holders or class of security holders which all such holders, as the case may be, are entitled to attend, any filings under applicable laws and any dealings with regulatory or Governmental Entities in connection with or in any way affecting, the transactions contemplated herein;

(f)        forthwith use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in Article 10 herein to the extent the same are within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the Arrangement, including using its commercially reasonable efforts to:

(i)        obtain all necessary waivers, consents and approvals required to be obtained by it in relation to the Arrangement from other parties to loan agreements, leases and other contracts;

(ii)        obtain all necessary consents, approvals and authorizations as are required to be obtained by it in relation to the Arrangement under any applicable law;

(iii)        effect all necessary registrations and filings and submissions of information requested by any regulatory or Governmental Entities required to be effected by it in connection with the Arrangement and participate and appear, as necessary, in any proceedings of either Gammon Lake and/or Mexgold before any regulatory or Governmental Entities to the extent permitted by such authorities;

(iv)        oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of Gammon Lake and Mexgold to consummate, the Arrangement;

(v)        fulfil all conditions and satisfy all provisions of this Agreement and the Arrangement required to be fulfilled or satisfied by Mexgold; and

(vi)        co-operate with Gammon Lake in connection with the performance by Gammon Lake of its obligations hereunder;

(g)        not, and shall not permit any of its Subsidiaries to, take any action, permit any action to be taken or refrain from taking any action that would be inconsistent with this Agreement or which could interfere with or be inconsistent with or could reasonably be expected to impede the completion of the Arrangement;

(h)        and will cause its Subsidiaries to, conduct its and their respective businesses only in, and not take any action other than in, the usual, ordinary and regular course of business and consistent with past practice and in accordance with applicable laws and for greater certainty, until the Effective Date, it shall not and shall not allow any Subsidiary to, without the prior written consent of Gammon Lake (such consent not to be unreasonably withheld): (i) make any changes to the senior management or senior personnel of Mexgold or any Subsidiary and (ii) undertake or make any decision or action which could be material to the business of Mexgold and/or any Subsidiary or which could reasonably be expected to have a Material Adverse Effect;

(i)        in all material respects conduct itself so as to keep Gammon Lake fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by reason of applicable legislation or a confidentiality obligation owed to a third party for which a waiver could not be obtained or is in respect to customer specific or competitively sensitive information;

(j)        promptly notify Gammon Lake of any breach by Mexgold of any provision hereof, any Material Adverse Effect in respect of Mexgold or any Material Adverse Change in respect of Mexgold;

(k)        not, except as disclosed in the Mexgold Public Record and shall not permit any Subsidiary to, directly or indirectly: (i) issue, sell, pledge, lease, dispose of, redeem, purchase or encumber (or agree to do any of the foregoing) any shares, options, warrants, calls, conversion privileges, rights of any kind to acquire any shares or securities, derivative securities, debt securities or other securities of it or any of its Subsidiaries, other than the issue of Mexgold Options or Mexgold Common Shares pursuant to the exercise of Mexgold Options and Mexgold Warrants outstanding on the date hereof; (ii) make any change to its share capital; (iii) acquire or agree to acquire any person, or acquire or dispose of or agree to acquire or dispose of any assets that in each case are individually or in the aggregate material to the business of Mexgold; (iv) satisfy or settle any claims or liabilities that individually or in the aggregate are material; (v) relinquish or modify any contractual rights that individually or in the aggregate are material to Mexgold; (vi) incur or commit to provide guarantees, incur any indebtedness for borrowed money or issue any debt securities; or (vii) declare or pay dividends;

(l)        not, and shall cause each of its Subsidiaries to not, enter into or modify any remuneration terms or benefit plans, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, severance agreements, deferred or other compensation, incentive compensation, severance or termination pay to, or make any loan to, any of its directors, officers, employees, consultants, contractors or agents;

(m)        shall cause each of its Subsidiaries to use its reasonable commercial efforts to preserve intact its business and goodwill and to maintain existing relationships with officers, employees, suppliers, customers, Governmental Entities and others having business relationships with it and its Subsidiaries;

(n)        make or cooperate as necessary in the making of all necessary filings and applications under all applicable laws (including, without limitation, the notification required to be filed under Mexican anti-trust authorities) required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws;

(o)        not alter or amend its articles or by-laws or the articles or by-laws of any Subsidiary as defined herein as the same exist at the date hereof, other than as may be required in connection with the Arrangement and in particular shall not split, combine or reclassify any of its shares; and

(p)         not merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization with, any other person or perform any act which would render inaccurate in any material way any of its representations and warranties set forth herein as if such representations and warranties were made at a date subsequent to such act and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement, and without limiting the generality of the foregoing, it will not:

(i)         make any distribution by way of dividend, distribution of property or assets, return of capital or otherwise to or for the benefit of its shareholders, except in each case, in the ordinary and usual course consistent with past practices; or

(ii)         increase or decrease its paid-up capital or purchase or redeem any shares except: (I) pursuant to the exercise of Mexgold Warrants issued prior to the date hereof; or (II) upon exercise of Mexgold Options.

ARTICLE 8
COVENANTS OF GAMMON LAKE

8.1         Gammon Lake covenants and agrees with Mexgold that, until the earlier of the Effective Date or the day upon which this Agreement is terminated in accordance with Article 16 herein, it will:

(a)         furnish, on a timely basis, all such information regarding Gammon Lake and its subsidiaries as may be reasonably required to be included in the Proxy Circular (including in any amendments or supplements thereto) under the requirements of applicable laws and to ensure that the Proxy Circular or any amendment thereof or supplement thereto does not contain a misrepresentation under applicable laws as it relates to Gammon Lake and deliver to Mexgold a certificate confirming that with respect to any information concerning Gammon Lake and its subsidiaries contained in the Proxy Circular or any amendment thereof such information does not contain any misrepresentation, as defined under applicable laws with respect to Gammon Lake or any amendment thereof; Gammon Lake shall indemnify and hold harmless Mexgold and its directors and officers from and against all claims, damages, liabilities, actions or demands to which they may become subject insofar as such claims, damages, liabilities, actions or demands arise out of or are based upon the information regarding Gammon Lake and included in the Proxy Circular having contained a misrepresentation;

(b)         make application to the TSX and AMEX and diligently prosecute the application for approval of the issue of Gammon Common Shares and Gammon Lake Options and the listings of such Gammon Lake Common Shares and the reservation for listing of the Gammon Lake Shares to be issued upon exercise of the Gammon Lake Options to be issued in exchange for the Mexgold Options and upon the exercise of the Mexgold Warrants following the Effective Date;

(c)         except for proxies and other non-substantive communications, furnish promptly to Mexgold a copy of each notice, report, schedule or other document or communication delivered, filed or received by Gammon Lake in connection with the Arrangement or the Interim Order, any filing under any applicable Law and any dealings or communications with any Governmental Entity, securities regulatory or commission or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Agreement.

(d)         forthwith use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in Article 10 herein to the extent the same are within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the Arrangement, including using its commercially reasonable efforts to:

(i)         obtain all necessary waivers, consents and approvals required to be obtained by it in relation to the Arrangement from other parties to loan agreements, leases and other contracts;

(ii)        obtain all necessary consents, approvals and authorizations as are required to be obtained by it in relation to the Arrangement under any applicable law;

(iii)       effect all necessary registrations and filings and submissions of information requested by any regulatory or Governmental Entities required to be effected by it in connection with the Arrangement and participate and appear, as necessary, in any proceedings of either Gammon Lake or Mexgold before any regulatory or Governmental Entities to the extent permitted by such authorities;

(iv)       oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of Gammon Lake or Mexgold to consummate the Arrangement;

(v)        fulfil all conditions and satisfy all provisions of this Agreement and the Arrangement required to be fulfilled by Gammon Lake; and

(vi)       co-operate with Mexgold in connection with the performance by Mexgold of its obligations hereunder;

(e)         not, and shall not permit any of its Subsidiaries to, take any action, permit any action to be taken or refrain from taking any action that would be inconsistent with this Agreement or which could interfere with or be inconsistent with or could reasonably be expected to impede the completion of the Arrangement;

(f)         and will cause its Subsidiaries to, conduct its and their respective businesses only in, and not take any action other than in, the usual, ordinary and regular course of business and consistent with past practice and in accordance with applicable laws and for greater certainty, until the Effective Date, it shall not and shall not allow any Subsidiary to, without the prior written consent of Mexgold (such consent not to be unreasonably withheld) undertake or make any decision or action which could be material to the business of Gammon Lake and/or any Subsidiary or which could reasonably be expected to have a Material Adverse Effect;

(g)         in all material respects conduct itself so as to keep Mexgold fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver could not be obtained or is in respect to customer specific or competitively sensitive information;

(h)         promptly notify Mexgold of any breach of any provision hereof, any Material Adverse Effect in respect of Gammon Lake or any Material Adverse Change in respect of Mexgold;

(i)         not, except as disclosed in the Gammon Lake Public Record, and shall not permit any Subsidiary to, directly or indirectly: (i) issue, sell, pledge, lease, dispose of, redeem, purchase or encumber (or agree to do any of the foregoing) any shares, options, warrants, calls, conversion privileges, rights of any kind to acquire any shares or securities, derivative securities, debt securities or other securities of it or any of its Subsidiaries, other than the issue of Gammon Lake Options or Gammon Lake Common Shares pursuant to the exercise of Gammon Lake Options and Gammon Lake Warrants which are outstanding on the date hereof; (ii) make any change to its share capital; (iii) acquire or agree to acquire any person, or acquire or dispose of or agree to acquire or dispose of any assets which in each case are individually or in the aggregate material; (iv) satisfy or settle any claims or liabilities which individually or in the aggregate are material; (v) relinquish or modify any contractual rights which individually or in the aggregate are material; (vi) incur or commit to provide guarantees, incur any indebtedness for borrowed money or issue any debt securities; or (vii) declare or pay dividends;

(j)         not, and shall cause each of its Subsidiaries to not, enter into or modify any remuneration terms or benefit plans, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, severance agreements, deferred or other compensation, incentive compensation, severance or termination pay to, or make any loan to, any of its directors, officers, employees, consultants, contractors or agents;

(k)         shall cause each of its Subsidiaries to, use its reasonable commercial efforts, to preserve intact its business and goodwill and to maintain existing relationships with officers, employees, suppliers, customers, Governmental Entities and others having business relationships with it and its Subsidiaries;

(l)         make or cooperate as necessary in the making of all necessary filings and applications under all applicable laws (including, without limitation, the notification required to be filed under Mexican anti-trust authorities) required in connection with the transactions contemplated herein and take all reasonable action necessary to be in compliance with such laws;

(m)         not alter or amend its articles or by-laws or the articles or by-laws of any Subsidiary as the same exist at the date of this Agreement and; in particular shall not split, combine or reclassify any of its shares or the shares of any of its Subsidiaries;

(n)         not merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization with, any other person or perform any act which would render inaccurate in any material way any of its representations and warranties set forth herein as if such representations and warranties were made at a date subsequent to such act and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement, and without limiting the generality of the foregoing, it will not:

(i)         make any distribution by way of dividend, distribution of property or assets, return of capital or otherwise to or for the benefit of its shareholders, except in each case, in the ordinary and usual course consistent with past practices; or

(ii)         increase or decrease its paid-up capital or purchase or redeem any shares except: (I) pursuant to the exercise of common share purchase warrants issued prior to the date hereof; or (II) upon exercise of stock options;

(o)         deliver title opinions with respect to the Ocampo gold silver project in Chihuahua, Republic of Mexico;

(p)         deliver opinions regarding standard corporate matters regarding each of its Subsidiaries;

(q)         execute and deliver for the benefit of TD Securities certificates of two senior officers of Gammon Lake confirming such matters as TD Securities may reasonably request in order to enable it to issue and deliver the Valuation and Fairness Opinion; and

(r)         execute agreements by which it will, on the Effective Date, assume the obligations of Mexgold to perform and observe each covenant and condition contained in the certificates representing the Mexgold Warrants in accordance with its terms and shall take all corporate action necessary to reserve for issuance a sufficient number of Gammon Lake Common Shares for delivery upon exercise of the Mexgold Warrants (subject to the adjustments required after giving effect to the Arrangement).

8.2         Gammon Lake covenants and agrees with Mexgold that, it will execute and deliver a joint election in prescribed form pursuant to section 85 of the Income Tax Act (Canada) and any corresponding provision of any applicable provincial tax legislation to any Mexgold shareholder who delivers such an election to Gammon Lake in accordance with the procedures set out in the tax instruction letter to be provided to the Mexgold Shareholders by the Computershare Investor Services Inc., in its capacity as depositary for the Mexgold Common Shares under the Arrangement.

ARTICLE 9
INDEMNIFICATION OF DIRECTORS AND OFFICERS, CORPORATE INDEMNITIES AND INSURANCE

9.1         For a period of six years after the Effective Date, Gammon Lake shall, or shall cause Mexgold to, (i) maintain in effect the current or substantially similar (subject to any changes required by applicable law) provisions regarding indemnification of officers and directors contained in the respective constating documents of Mexgold and its Subsidiaries or in any agreements of Mexgold and its Subsidiaries; and (ii) indemnify the directors and officers of Mexgold and its Subsidiaries to the fullest extent to which Mexgold and its Subsidiaries are permitted to indemnify such officers and directors under their respective constating documents and applicable law.

9.2         In addition to its obligations under Section 9.1, Gammon Lake shall use its reasonable commercial efforts, or shall cause Mexgold to use its reasonable commercial efforts, to maintain directors' and officers' liability insurance in respect of the current and former directors and officers of Mexgold for a period of six years after the Effective Date and such insurance shall be on the same terms, in all material respects, as the coverage currently provided under policies currently maintained by Mexgold for the protection of directors and officers.

9.3         The provisions of Sections 9.1 and 9.2 are (i) for the benefit of, and shall be enforceable by, each indemnified and insured party, his heirs, executors, administrators and other legal representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise, and such rights shall be held by Gammon Lake in trust for such person provided however that no approval of any beneficiary of such trust shall be required in connection with an amendment or variation of this Article 9 prior to the Effective Date. Such rights shall survive the completion of the Arrangement and shall be enforceable against Gammon Lake.

ARTICLE 10
CONDITIONS

10.1         The obligations of Gammon Lake and Mexgold to complete the Arrangement are subject to the fulfillment of the following conditions on or before the Effective Date:

(a)         the Interim Order shall have been granted in form and substance satisfactory to Gammon Lake and Mexgold, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Gammon Lake or Mexgold, each acting reasonably, on appeal or otherwise;

(b)         the Final Order shall have been granted in form and substance satisfactory to Gammon Lake and Mexgold, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Gammon Lake or Mexgold, each acting reasonably, on appeal or otherwise;

(c)         the Effective Date shall have occurred on or before August 11, 2006 or such later date as Gammon Lake and Mexgold, acting reasonably, may agree to in writing;

(d)         articles of arrangement in prescribed form and in form and content acceptable to Gammon Lake and Mexgold, each acting reasonably, shall have been filed with the Director and a certificate of arrangement issued by the Director on or before August 11, 2006;

(e)         there shall not be in force any Law, ruling, order or decree, and there shall not have been any action taken under any Law or by any Governmental Entity or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangement in accordance with the terms hereof or results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which has, or could reasonably be expected to have, a Material Adverse Effect on Gammon Lake or Mexgold;

(f)         all consents, waivers, permits, orders and approvals of all regulatory or Governmental Entities or third parties and the expiry of any waiting period in connection with, or required to permit, the consummation of the Arrangement, the failure of which to obtain or the non-expiry of which could reasonably be expected to cause a Material Adverse Effect on either party or materially impede the completion of the Arrangement, shall have been obtained or received on terms which will not cause a Material Adverse Effect on either party, and reasonably satisfactory evidence thereof shall have been delivered to each party;

(g)         Mexgold Shareholders shall have approved, in accordance with applicable laws (including Rule 61-501) and the Interim Order, the Arrangement and approved or consented to such other matters as either Gammon Lake or Mexgold, acting reasonably, shall consider necessary or desirable in connection with the Arrangement in the manner required thereby;

(h)         the Gammon Lake Common Shares issuable pursuant to the Arrangement and the Gammon Lake Common Shares issuable on exercise of the Gammon Lake Options shall have been conditionally approved for listing on the TSX and the AMEX but subject to the filing of required documentation, the TSXV shall have approved the Arrangement and all other related transactions in relation to Mexgold, subject only to compliance with the standard requirements of the TSXV, any required prospectus exemptions shall have been obtained and such securities shall not be subject to resale restrictions in Canada other than in respect of control persons or subject to requirements of general application;

(i)         the Gammon Lake Common Shares to be issued in the United States pursuant to the Arrangement are exempt from registration requirements under Section 3(a)(10) of the 1933 Act and the Gammon Lake Common Shares to be distributed in the United States pursuant to the Arrangement are not subject to resale restrictions in the United States under the 1933 Act (other than sales by affiliates in the United States and subject to requirements of general application or as may be prescribed by Rule 144 and Rule 145 under the 1933 Act); and

(j)         this Agreement shall not be terminated pursuant to Article 16 hereof.

The foregoing conditions are for the mutual benefit of each of the parties to the Agreement and may be waived, in whole or in part, by either Mexgold or Gammon Lake at any time, provided that no party may waive any mutual condition on behalf of the other party. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before the date required for the performance thereof, then, subject to Article 16 hereof, either Gammon Lake or Mexgold may rescind and terminate this Agreement by written notice to the other.

10.2         The obligation of each party to complete the transactions contemplated hereby is subject to the fulfillment by the other party of the following conditions on or before the Effective Date or such other time prior thereto as is specified below:

(a)         each party shall have complied in all material respects with its covenants herein and the representations and warranties made to such party by the other party in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date; and

(b)         from the date hereof up to and including the Effective Date, there shall have been no change, effect, event or occurrence which, in the reasonable judgment of such party, has or is reasonably likely or expected to have a Material Adverse Effect on the other party.

The foregoing conditions are for the mutual benefit of each of the parties to the Agreement and may be waived, in whole or in part, by either Mexgold or Gammon Lake at any time, provided that no party may waive any mutual condition on behalf of the other party. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before the date required for the performance thereof, then, subject to Article 16 hereof, either Gammon Lake or Mexgold may rescind and terminate this Agreement by written notice to the other.

10.3         The obligations of Gammon Lake to complete the transactions contemplated hereby are subject to the fulfillment or waiver of the following conditions on or before the time as is specified below:

(a)         the representations and warranties made by Mexgold in this Agreement which are qualified by the expression "Material Adverse Change" or "Material Adverse Effect" shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Gammon Lake in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either individually or in the aggregate, in the reasonable judgment of Gammon Lake, have a Material Adverse Effect on Mexgold, and Mexgold shall have provided to Gammon Lake a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date. No representation or warranty made by Mexgold hereunder shall be deemed not to be true and correct if the facts or circumstances that make such representation or warranty untrue or incorrect are disclosed or referred to in the Mexgold Public Record or provided for or stated to be exceptions under this Agreement;

(b)         Mexgold shall have complied in all material respects with its covenants herein and Mexgold shall have provided to Gammon Lake a certificate of two officers thereof certifying that, as of the Effective Date, it has so complied with its covenants herein;

(c)         the board of directors of Mexgold shall have unanimously approved the Arrangement and shall have unanimously recommended the Arrangement to the Mexgold Shareholders, and on or prior to the Effective Date shall not have withdrawn or changed any of its recommendations in a manner adverse to Gammon Lake or which could impede the completion of the Arrangement, and shall not have made a recommendation to the Mexgold Shareholders not to accept the Arrangement;

(d)         on or prior to the Effective Date, holders of no greater than 5% of the outstanding Mexgold Common Shares (other than Mexgold Common Shares held by Gammon Lake and officers and directors of Gammon Lake) at the time of the vote shall have dissented to the Arrangement; and

(e)         Mexgold shall have complied in all material respects with its covenants herein.

The foregoing conditions are for the benefit of Gammon Lake and may be waived, in whole or in part, by Gammon Lake in writing at any time.

10.4         The obligations of Mexgold to complete the transactions contemplated hereby are subject to the fulfillment or waiver of the following conditions on or before the Effective Date:

(a)         the representations and warranties made by Gammon Lake in this Agreement which are qualified by the expression "Material Adverse Change" or "Material Adverse Effect" shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Gammon Lake in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either individually or in the aggregate, in the reasonable judgment of Mexgold, have a Material Adverse Effect on Gammon Lake, and Gammon Lake shall have provided to Mexgold a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date. No representation or warranty made by Gammon Lake hereunder shall be deemed not to be true and correct if the facts or circumstances that make such representation or warranty untrue or incorrect are disclosed or referred to in the Gammon Lake Public Record or provided for or stated to be exceptions under this Agreement;

(b)         Gammon Lake shall have complied in all material respects with its covenants herein and Gammon Lake shall have provided to Mexgold a certificate of two officers thereof certifying that, as of the Effective Date, it has so complied with its covenants herein; and

(c)         the directors of Gammon Lake shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Gammon Lake to permit the consummation of the Arrangement.

The foregoing conditions are for the benefit of Mexgold and may be waived, in whole or in part, by Gammon Lake in writing at any time.

10.5         The conditions set out in Sections 10.1, 10.2, 10.3 and 10.4 hereof shall be conclusively deemed to have been satisfied, fulfilled or waived upon the issue of the Certificate. Mexgold acknowledges and agrees that it shall have no right to file the Articles of Arrangement with the Director unless such conditions have been satisfied, fulfilled or waived.

ARTICLE 11
REPRESENTATIONS AND WARRANTIES

11.1         Mexgold represents and warrants to and in favour of Gammon Lake as follows and acknowledges that Gammon Lake is relying upon same in connection with the transactions contemplated herein:

(a)           Mexgold is a corporation incorporated and validly existing under the laws of Canada and has the corporate power to own or lease its property, to carry on its business as now being conducted, to enter into this Agreement and to perform its obligations hereunder. Each of Mexgold's Subsidiaries is a corporation incorporated and validly existing under the laws of its jurisdiction of incorporation and each Subsidiary has the corporate power to own or lease its property and to carry on its business as now being conducted by it. All of the outstanding shares of the Mexgold Subsidiaries are validly issued, fully paid and non-assessable. Except as disclosed in the Mexgold Public Record, all of the outstanding shares of the Mexgold Subsidiaries are owned directly or indirectly by Mexgold. Except pursuant to restrictions on transfer contained in the articles or bylaws (or their equivalent) of the applicable Mexgold Subsidiary or as disclosed in the Mexgold Public Record, the outstanding shares of each Mexgold Subsidiary owned by Mexgold are owned free and clear of all Encumbrances and neither Mexgold nor any of the Mexgold Subsidiaries is liable to any Mexgold Subsidiary or to any creditor in respect thereof. Except as disclosed in the Mexgold Public Record, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of any of the Mexgold Subsidiaries from either Mexgold or any of the Mexgold Subsidiaries;

(b)         Mexgold has the necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Mexgold as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by Mexgold and the completion by Mexgold of the transactions contemplated by this Agreement have been authorized by the directors of Mexgold, and no other corporate proceedings on the part of Mexgold are necessary to authorize this Agreement or to complete the transactions contemplated hereby. This Agreement has been executed and delivered by Mexgold and constitutes a legal, valid and binding obligation of Mexgold, enforceable against Mexgold in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors' rights generally, and to general principles of equity. The execution and delivery by Mexgold of this Agreement and the performance by it of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)         result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of,

(A)         the articles or by-laws (or their equivalent) of Mexgold or any of the Mexgold Subsidiaries,

(B)         any Law, or

(C)         any contract, agreement, licence or permit to which Mexgold or any of the Mexgold Subsidiaries is bound or is subject to or of which Mexgold or any Mexgold Subsidiary is the beneficiary;

(ii)         give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by Mexgold or any of the Mexgold Subsidiaries to come due before its stated maturity or cause any of its available credit to cease to be available;

(iii)         result in the imposition of any Encumbrance upon any of the property or assets of Mexgold or any of the Mexgold Subsidiaries or restrict, hinder, impair or limit the ability of Mexgold or any of the Mexgold Subsidiaries to conduct the business of Mexgold or any of the Mexgold Subsidiaries as and where it is now being conducted; or

(iv)         result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or officer of Mexgold or any Mexgold Subsidiary or increase any benefits otherwise payable under any pension or benefits plan of Mexgold or any Mexgold Subsidiary or result in the acceleration of the time of payment or vesting of any such benefits;

(c)         the directors of Mexgold have authorized the entering into of this Agreement, and the performance of its provisions, by Mexgold;

(d)         the corporate records and minute books of Mexgold and the Mexgold Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on Mexgold;

(e)         Mexgold's authorized capital consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series. As of the date hereof, there are 60,203,901 Mexgold Common Shares and no Preference Shares outstanding, Mexgold Common Shares are set aside for issue upon the exercise of the Mexgold Options Mexgold Common Shares were set aside for issue upon the exercise of the Mexgold Warrants. Except as described herein, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Mexgold or any of the Mexgold Subsidiaries to issue or sell any shares of Mexgold or any of the Mexgold Subsidiaries or any securities or obligations of any kind convertible into or exchangeable for any shares of Mexgold or any of the Mexgold Subsidiaries. All outstanding Mexgold Common Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of Mexgold or any of the Mexgold Subsidiaries having the right to vote with the Mexgold Shareholders on any matter. There are no outstanding contractual obligations of Mexgold or of any of the Mexgold Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Mexgold Common Shares or, except pursuant to this Agreement, with respect to the voting or disposition of any outstanding Mexgold Common Shares;

(f)         the only Subsidiaries of Mexgold are the Mexgold Subsidiaries and Mexgold does not own a direct or indirect interest in any other corporation or entity other than as disclosed in the Mexgold Public Record;

(g)         since December 31, 2005, Mexgold has prepared and filed all documents required to be filed by it with the Ontario Securities Commission in connection with its status as a "reporting issuer" under the Securities Act (Ontario) and other applicable legislation and with those other jurisdictions where it is a reporting issuer or the equivalent as required to be filed by it in connection with such status and such documents, as of the date they were filed, or, if amended, as of the date of such amendment, complied with applicable laws and did not fail to state a material fact required to be stated in order to make the statements contained therein not misleading in light of the circumstances in which they were made. Mexgold has not filed any confidential material change reports or other report or document with any securities regulatory authority or commission or stock exchange that at the date hereof remains confidential;

(h)         Mexgold is a reporting issuer or its equivalent in each of the Provinces of British Columbia, Alberta, Ontario and New Brunswick. The Mexgold Common Shares are listed on the TSXV;

(i)         the financial statements of Mexgold as at and for the fiscal periods ended March 31, 2006, December 31, 2005 and April 30, 2005 have been prepared in accordance with Canadian GAAP applied on a basis consistent with prior periods, are correct and complete and present fairly in all material respects the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Mexgold, on a consolidated basis, as at the respective dates thereof and the revenues, earnings, and results of operations of Mexgold, on a consolidated basis, for the fiscal periods ended March 31, 2006, December 31, 2005 and April 30, 2005. Except as disclosed by Mexgold in the Mexgold Public Record or as set forth in the Mexgold Public Record, neither Mexgold nor any of the Mexgold Subsidiaries has any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, not reflected in the unaudited consolidated financial statements of Mexgold for the three month period ended March 31, 2006, except liabilities and obligations incurred in the ordinary and regular course of business since March 31, 2006 or which liabilities or obligations do not in the aggregate exceed $200,000. There are reasonable grounds for believing that (i) Mexgold is able to pay its liabilities as they become due, and (iii) no creditor of Mexgold will be prejudiced by the Arrangement;

(j)         since December 31, 2005, except as disclosed by Mexgold in the Mexgold Public Record as of the date hereof:

(i)         Mexgold and each of the Mexgold Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)         neither Mexgold nor any of the Mexgold Subsidiaries has incurred or suffered a Material Adverse Change;

(iii)        there has not been any acquisition or sale by Mexgold or any of the Mexgold Subsidiaries of any material property or assets thereof;

(iv)       other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Mexgold or any of the Mexgold Subsidiaries of any debt for borrowed money, any creation or assumption by Mexgold or any of the Mexgold Subsidiaries of any Encumbrance, any making by Mexgold or any of the Mexgold Subsidiaries, of any loan, advance or capital contribution to or investment in any other person (other than (a) loans and advances in an aggregate amount which does not exceed $100,000 outstanding at any time, and (b) loans made to other Mexgold Subsidiaries) or any entering into, amendment of, relinquishment, termination or non-renewal by Mexgold or any of the Mexgold Subsidiaries of any contract, agreement, licence, lease transaction, commitment or other right or obligation which would, individually or in the aggregate, have a Material Adverse Effect on Mexgold;

(v)        Mexgold has not declared or paid any dividends or made any other distribution on any of the Mexgold Common Shares;

(vi)       Mexgold has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Mexgold Common Shares;

(vii)     other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Mexgold or any of the Mexgold Subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Mexgold Options pursuant to the Mexgold Share Option Plan) made to, for or with any of such directors or officers;

(viii)    Mexgold has not effected any material change in its accounting methods, principles or practices; and

(ix)        Mexgold has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.

(k)         no consent, approval, order or authorization of, or registration, or declaration with, any Government Entity with jurisdiction over Mexgold or any Mexgold Subsidiary is required to be obtained by Mexgold or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Arrangement, except for those consents, orders, authorizations, declarations, registrations or approvals which are contemplated by this Agreement, including (i) any approvals required by the Interim Order, (ii) any approvals required by the Final Order; (iii) filing requiring under the OBCA and filings with and approvals required by Securities commissions and stock exchanges, (iv) any other consents, waivers, permits, order or approvals; (iv) any other or those consents, orders, authorizations, declarations, registrations or approvals that, if not obtained, would not prevent or materially delay the consummation of the Arrangement or otherwise prevent Mexgold from performing its obligations under this Agreement and could not reasonably be expected to have a Material Adverse Effect (as hereafter defined) on Mexgold;

(l)         except as has been disclosed in the Mexgold Public Record, there is no suit, action, investigation or proceeding pending, or to the knowledge of Mexgold, threatened against Mexgold or any Mexgold Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon Mexgold. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Mexgold, threatened against or relating to Mexgold or, any of the Mexgold Subsidiaries, before any Governmental Entity. Neither Mexgold nor any of the Mexgold Subsidiaries, nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of an amount of money in the aggregate in excess of $100,000 as a condition to or a necessity for the right or ability of Mexgold or the Mexgold Subsidiary, respectively, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement.

(m)         except as set forth:

(i)         each of Mexgold and the Mexgold Subsidiaries is and has been in compliance with all applicable Environmental Laws, except to the extent that a failure to be in such compliance would not be reasonably likely to have a Material Adverse Effect on Mexgold.

(ii)         the properties held by Mexgold have not been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance in all material respects with all Environmental Laws. None of Mexgold, the Mexgold Subsidiaries or any other person in control of any properties held by Mexgold has caused or permitted the Release of any Hazardous Substances at, in, on, under or from any properties held by Mexgold, except in compliance with all Environmental Laws, except to the extent that a failure to be in such compliance would not be reasonably likely to have a Material Adverse Effect on Mexgold. All Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of the properties held by Mexgold have been handled, recycled, disposed of, treated and stored in material compliance with all Environmental Laws except to the extent that a failure to be in such compliance would not be reasonably likely to have a Material Adverse Effect on Mexgold. To the knowledge of Mexgold, there are no Hazardous Substances at, in, on, under or migrating from properties held by Mexgold, except in material compliance with all Environmental Laws.

(iii)         none of Mexgold, the Mexgold Subsidiaries or any other person for whose actions Mexgold or an Mexgold Subsidiary may be partially or wholly liable, has treated or disposed, or arranged for the treatment or disposal, of any Hazardous Substances at any location: (i) listed on any list of hazardous sites or sites requiring Remedial Action issued by any Governmental Entity; (ii) to the knowledge of Mexgold, proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action, or any similar federal, state or provincial lists; or (iii) the subject of enforcement actions by any Governmental Entity that creates the reasonable potential for any proceeding, action, or other claim against Mexgold or any of the Mexgold Subsidiaries. No site or facility now or, to the knowledge of Mexgold, previously owned, operated or leased by Mexgold or any of the Mexgold Subsidiaries is listed or, to the knowledge of Mexgold, proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action or is the subject of Remedial Action.

(iv)         none of Mexgold, the Mexgold Subsidiaries or any other person for whose actions Mexgold or an Mexgold Subsidiary may be partially or wholly liable has caused or permitted the Release of any Hazardous Substances on or to any of the properties owned, leased or operated by Mexgold in such a manner as: (i) would be reasonably likely to impose Liability for cleanup, natural resource damages, loss of life, personal injury, nuisance or damage to other property, except to the extent that such Liability would not have a Material Adverse Effect on Mexgold; or (ii) would be reasonably likely to result in imposition of a lien, charge or other encumbrance or the expropriation on any of the properties owned, leased or operated by Mexgold or the assets of any of Mexgold or the Mexgold Subsidiaries.

(v)         none of the Mexgold Properties has or is required to have any deed notices or restrictions, institutional controls, covenants that run with the land or other restrictive covenants or notices arising under any Environmental Laws.

(vi)         none of Mexgold or the Mexgold Subsidiaries has received any notice, formal or informal, of any proceeding, action or other claim, Liability or potential Liability arising under any Environmental Laws, from any person related to any of the properties owned, leased or operated by Mexgold that is pending as of the date hereof.

(n)         Mexgold and each Mexgold Subsidiary has good and marketable title, applying customary standards in the mining industry, to its operating properties and properties with proven and probable ore reserves (other than property as to which Mexgold or a Subsidiary is a lessee, in which case it has a valid leasehold interest), except for such defects in title that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Mexgold Furthermore, all real and tangible personal property of each of Mexgold and the Mexgold Subsidiaries is in generally good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement.

(o)         the estimates regarding proven and probable mineral reserves of Mexgold as set forth in the report, entitled "El Cubo Gold-Silver Mine, Guanjuato, Mexico" dated April 17, 2006 prepared by Glen R. Clark & Associates Limited and "Review of El Cubo Gold-Silver Mine with Long Term Projections Guanajuato, Mexico" dated May 31, 2006 and prepared by Glen R. Clark & Associates Limited and L.R. Kilpatrick Associates Inc., were prepared in accordance with accepted engineering practices and were, at such date, in compliance in all material respects with the requirements applicable to the presentation of such mineral reserves in documents filed with the Ontario Securities Commission;

(p)         each of Mexgold and each Subsidiary has all permits, licences, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, applicable Governmental Entities that are required in order to permit it to carry on its business as presently conducted, except for such permits, licences, certificates, orders, filings, applications and registrations the failure to have or make, individually or in the aggregate, have not had and could not reasonably be expected to have, a Material Adverse Effect on Mexgold;

(q)         each of Mexgold and each Mexgold Subsidiary has duly filed on a timely basis all material tax returns required to be filed by it and has paid all taxes which are due and payable and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof, in each case, of a material nature, and adequate provision has been made for taxes payable in a material amount for the current period for which tax returns are not yet required to be filed; there are no actions, suits, or claims asserted or assessed against Mexgold or any Mexgold Subsidiary in respect of taxes, governmental charges or assessments, nor any matters under discussion with any Governmental Entity relating to taxes, governmental charges or assessments asserted by such Governmental Entity that could be reasonable expected to have a Material Adverse Effect. Since December 31, 2005, no material liability for Taxes not reflected in the consolidated financial statements of Mexgold or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. To the knowledge of Mexgold, there are no material proposed (but unassessed) additional Taxes and none have been asserted by the Canada Revenue Agency or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax returns referred to above, and no waiver of any statute of limitations has been given or requested with respect to Mexgold or any of the Mexgold Subsidiaries. No lien for Taxes has been filed or exists other than for Taxes not yet due and payable;

(r)         the business of Mexgold and the business of each Subsidiary is being conducted in all material respects in compliance with all applicable laws, regulations and ordinances of all authorities having jurisdiction, except where the failure to comply would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Mexgold; neither Mexgold nor any Subsidiary has been notified by any Governmental Entity of any investigation with respect to it that is pending or threatened, nor has any Governmental Entity notified Mexgold or any Subsidiary of such Governmental Entity's intention to commence or to conduct any investigation that would be reasonably likely to have a Material Adverse Effect on Mexgold;

(s)         Mexgold is not subject to any cease trade or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Mexgold, no investigation or other proceedings involving Mexgold that may operate to prevent or restrict trading of any securities of Mexgold are currently in progress or pending before any applicable stock exchange or Securities Authority;

(t)         no person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Mexgold or the Mexgold Subsidiaries of any of the material assets of Mexgold or any of the Mexgold Subsidiaries, other than as described or contemplated herein;

(u)         Mexgold has received the Valuation and Fairness Opinion;

(v)         no Acquisition Proposal is currently under discussion, consideration or negotiation with any third party;

(w)         the Proxy Circular will not contain any untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary in order to make any statement therein not misleading in light of the circumstances under which it was made;

(x)         the principal offices of Mexgold are not located in the United States;

(y)         all of the assets and property of Mexgold and the Mexgold Subsidiaries, taken as a whole, are located outside the United States and did not generate aggregate sales in or into the United States exceeding U.S. $56.7 million during Mexgold's most recent financial year;

(z)         as of the date hereof, Mexgold is a "foreign private issuer" as defined in Rule 405 under the 1933 Act; and

(aa)        Mexgold is not registered, and is not required to be registered, as an open-end investment company, a closed-end investment company, a unit investment trust or a face-amount certificate company under the 1940 Act.

11.2         Gammon Lake represents and warrants to and in favour of Mexgold as follows and acknowledges that Mexgold is relying upon same in connection with the transactions contemplated herein:

(a)         Gammon Lake is a corporation incorporated and validly existing under the laws of Quebec and has the corporate power to own or lease its property, to carry on its business as now being conducted, to enter into this Agreement and to perform its obligations hereunder. Each of Gammon Lake's Subsidiaries is a corporation incorporated and validly existing under the laws of its jurisdiction of incorporation and each Subsidiary has the corporate power to own or lease its property and to carry on its business as now being conducted by it. Except as disclosed in the Gammon Lake Public Record, all of the outstanding shares of the Gammon Lake Subsidiaries are owned directly or indirectly by Gammon Lake. Except pursuant to restrictions on transfer contained in the articles or by-laws (or their equivalent) of the applicable Gammon Lake Subsidiary or as disclosed in the Gammon Lake Public Record, the outstanding shares of each Gammon Lake Subsidiary owned by Gammon Lake are owned free and clear of all Encumbrances and neither Gammon Lake nor any of the Gammon Lake Subsidiaries is liable to any Gammon Lake Subsidiary or to any creditor in respect thereof. Except as disclosed in the Gammon Lake Public Record, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of any of the Gammon Lake Subsidiaries from either Gammon Lake or any of the Gammon Lake Subsidiaries;

(b)         Gammon Lake has the necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by Gammon Lake as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by Gammon Lake and the completion by Gammon Lake of the transactions contemplated by this Agreement have been authorized by the directors of Gammon Lake, and no other corporate proceedings on the part of Gammon Lake are necessary to authorize this Agreement or to complete the transactions contemplated hereby. This Agreement has been executed and delivered by Gammon Lake and constitutes a legal, valid and binding obligation of Gammon Lake, enforceable against Gammon Lake in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors' rights generally, and to general principles of equity. The execution and delivery by Gammon Lake of this Agreement and the performance by it of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)         result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of,

(A)         the articles or by-laws (or their equivalent) of Gammon Lake or any of the Gammon Lake Subsidiaries,

(B)         any Law, or

(C)         any contract, agreement, licence or permit to which Gammon Lake or any of the Gammon Lake Subsidiaries is bound or is subject to or of which Gammon Lake or any Gammon Lake Subsidiary is the beneficiary;

(D)         give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by Gammon Lake or any of the Gammon Lake Subsidiaries to come due before its stated maturity or cause any of its available credit to cease to be available;

(ii)         result in the imposition of any Encumbrance upon any of the property or assets of Gammon Lake or any of the Gammon Lake Subsidiaries or restrict, hinder, impair or limit the ability of Gammon Lake or any of the Gammon Lake Subsidiaries to conduct the business of Gammon Lake or any of the Gammon Lake Subsidiaries as and where it is now being conducted; or

(iii)         result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or officer of Gammon Lake or any Gammon Lake Subsidiary or increase any benefits otherwise payable under any pension or benefits plan of Gammon Lake or any Gammon Lake Subsidiary or result in the acceleration of the time of payment or vesting of any such benefits;

(c)         the directors of Gammon Lake have authorized the entering into of this Agreement, and the performance of its provisions, by Gammon Lake;

(d)         the corporate records and minute books of Gammon Lake and the Gammon Lake Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on Gammon Lake;

(e)         Gammon Lake's authorized capital consists of an unlimited number of Common Shares and an unlimited number of Class A and Class B preference shares. As of the date hereof, there are 79,335,724 Gammon Common Shares and no Class A or Class B preference shares outstanding, Gammon Lake Common Shares are set aside for issue under the Gammon Lake Options and Gammon Lake Common Shares are set aside for issue under the Gammon Lake Warrants. Except for the Gammon Lake Options and except pursuant to this Agreement and the transactions contemplated hereby, as of the date hereof, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Gammon Lake or any of the Gammon Lake Subsidiaries to issue or sell any shares of Gammon Lake or any of the Gammon Lake Subsidiaries or any securities or obligations of any kind convertible into or exchangeable for any shares of Gammon Lake or any of the Gammon Lake Subsidiaries. All outstanding Gammon Lake Common Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of Gammon Lake or any of the Gammon Lake Subsidiaries having the right to vote with the Gammon Lake Shareholders on any matter. There are no outstanding contractual obligations of Gammon Lake or of any of the Gammon Lake Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Gammon Lake Common Shares or with respect to the voting or disposition of any outstanding Gammon Lake Common Shares;

(f)         the only Subsidiaries of Gammon Lake are the Gammon Lake Subsidiaries and Gammon Lake does not own a direct or indirect interest in any other corporation or entity other than as disclosed in the Gammon Lake Public Record;

(g)         since December 31, 2005, Gammon Lake has prepared and filed all documents required to be filed by it with the Ontario Securities Commission in connection with its status as a "reporting issuer" under the Securities Act (Ontario) and other applicable legislation and with those other jurisdictions where it is a reporting issuer or the equivalent as required to be filed by it in connection with such status and such documents, as of the date they were filed, or, if amended, as of the date of such amendment, complied with applicable laws and did not fail to state a material fact required to be stated in order to make the statements contained therein not misleading in light of the circumstances in which they were made. Gammon Lake has not filed any confidential material change reports or other report or document with any securities regulatory authority or commission or stock exchange that at the date hereof remains confidential;

(h)         Gammon Lake is a reporting issuer or its equivalent in each of the Provinces of Alberta, Ontario, Quebec, New Brunswick and Nova Scotia. The Gammon Lake Common Shares are registered under section 12(b) of the 1934 Act. The Gammon Lake Shares are listed on the TSX and AMEX;

(i)         the financial statements of Gammon Lake as at and for the fiscal periods ended March 31, 2006, December 31, 2005 and July 31, 2005 have been prepared in accordance with Canadian GAAP applied on a basis consistent with prior periods, are correct and complete and present fairly in all material respects the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Gammon Lake, on a consolidated basis, as at the respective dates thereof and the revenues, earnings, and results of operations of Gammon Lake, on a consolidated basis, for the fiscal periods ended March 31, 2006, December 31, 2005 and July 31, 2005. Except as disclosed by Gammon Lake in the Gammon Lake Public Record, neither Gammon Lake nor any of the Gammon Lake Subsidiaries has any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, not reflected in the unaudited consolidated financial statements of Gammon Lake for the three month period ended March 31, 2006, except liabilities and obligations incurred in the ordinary and regular course of business since March 31, 2006 or which liabilities or obligations do not in the aggregate exceed $200,000. There are reasonable grounds for believing that (i) Gammon Lake is able to pay its liabilities as they become due, and (iii) no creditor of Gammon Lake will be prejudiced by the Arrangement;

(j)         since December 31, 2005, except as disclosed by Gammon Lake in the Gammon Lake Public Record:

(i)         Gammon Lake and each of the Gammon Lake Subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)         neither Gammon Lake nor any of the Gammon Lake Subsidiaries has incurred or suffered a Material Adverse Change;

(iii)         there has not been any acquisition or sale by Gammon Lake or any of the Gammon Lake Subsidiaries of any material property or assets thereof;

(iv)         other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Gammon Lake or any of the Gammon Lake Subsidiaries of any debt for borrowed money, any creation or assumption by Gammon Lake or any of the Gammon Lake Subsidiaries of any Encumbrance, any making by Gammon Lake or any of the Gammon Lake Subsidiaries, of any loan, advance or capital contribution to or investment in any other person (other than (a) loans and advances in an aggregate amount which does not exceed $100,000 outstanding at any time, and (b) loans made to other Gammon Lake Subsidiaries) or any entering into, amendment of, relinquishment, termination or non-renewal by Gammon Lake or any of the Gammon Lake Subsidiaries of any contract, agreement, licence, lease transaction, commitment or other right or obligation which would, individually or in the aggregate, have a Material Adverse Effect on Gammon Lake;

(v)         Gammon Lake has not declared or paid any dividends or made any other distribution on any of the Gammon Lake Common Shares;

(vi)        Gammon Lake has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Gammon Lake Common Shares;

(vii)         other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or modification of the compensation payable to or to become payable by Gammon Lake or any of the Gammon Lake Subsidiaries to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Gammon Lake Options pursuant to the Gammon Lake Share Option Plan) made to, for or with any of such directors or officers;

(viii)         Gammon Lake has not effected any material change in its accounting methods, principles or practices; and

(ix)            Gammon Lake has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.

(k)         no consent, approval, order or authorization of, or registration, or declaration with, any Government Entity with jurisdiction over Gammon Lake or any Gammon Lake Subsidiary is required to be obtained by Gammon Lake or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Arrangement, except for those consents, orders, authorizations, declarations, registrations or approvals that are contemplated by this Agreement, including (i) any approvals required by the Interim Order, (ii) any approvals required by the Final Order; (iii) filing requiring under the OBCA and flings with and approvals required by Securities Authorities and stock exchanges, (iv) any other consents, waivers, permits, order or approvals referred to in the Gammon Lake Public Record; (v) any other or those consents, orders, authorizations, declarations, registrations or approvals that, if not obtained, would not prevent or materially delay the consummation of the Arrangement or otherwise prevent Gammon Lake from performing its obligations under this Agreement and could not reasonably be expected to have a Material Adverse Effect on Gammon Lake;

(l)         except as has been disclosed in the Gammon Lake Public Record, there is no suit, action, investigation or proceeding pending, or to the knowledge of Gammon Lake, threatened against Gammon Lake or any Gammon Lake Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon Gammon Lake. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Gammon Lake, threatened against or relating to Gammon Lake or, any of the Gammon Lake Subsidiaries, before any Governmental Entity. Neither Gammon Lake nor any of the Gammon Lake Subsidiaries, nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of an amount of money in the aggregate in excess of $100,000 as a condition to or a necessity for the right or ability of Gammon Lake or the Gammon Lake Subsidiary, respectively, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Agreement.

(m)         except as set forth in the Gammon Lake Public Record:

(i)         each of Gammon Lake and the Gammon Lake Subsidiaries is and has been in compliance with all applicable Environmental Laws, except to the extent that a failure to be in such compliance would not be reasonably likely to have a Material Adverse Effect on Gammon Lake.

(ii)         the properties held by Gammon Lake have not been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance in all material respects with all Environmental Laws. None of Gammon Lake, the Gammon Lake Subsidiaries or any other person in control of any properties held by Gammon Lake has caused or permitted the Release of any Hazardous Substances at, in, on, under or from any properties held by Gammon Lake, except in compliance with all Environmental Laws, except to the extent that a failure to be in such compliance would not be reasonably likely to have a Material Adverse Effect on Gammon Lake. All Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of the properties held by Gammon Lake have been handled, recycled, disposed of, treated and stored in material compliance with all Environmental Laws except to the extent that a failure to be in such compliance would not be reasonably likely to have a Material Adverse Effect on Gammon Lake. To the knowledge of Gammon Lake, there are no Hazardous Substances at, in, on, under or migrating from properties held by Gammon Lake, except in material compliance with all Environmental Laws.

(iii)         none of Gammon Lake, the Gammon Lake Subsidiaries or any other person for whose actions Gammon Lake or an Gammon Lake Subsidiary may be partially or wholly liable, has treated or disposed, or arranged for the treatment or disposal, of any Hazardous Substances at any location: (i) listed on any list of hazardous sites or sites requiring Remedial Action issued by any Governmental Entity; (ii) to the knowledge of Gammon Lake, proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action, or any similar federal, state or provincial lists; or (iii) the subject of enforcement actions by any Governmental Entity that creates the reasonable potential for any proceeding, action, or other claim against Gammon Lake or any of the Gammon Lake Subsidiaries. No site or facility now or, to the knowledge of Gammon Lake, previously owned, operated or leased by Gammon Lake or any of the Gammon Lake Subsidiaries is listed or, to the knowledge of Gammon Lake, proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action or is the subject of Remedial Action.

(iv)         none of Gammon Lake, the Gammon Lake Subsidiaries or any other person for whose actions Gammon Lake or an Gammon Lake Subsidiary may be partially or wholly liable has caused or permitted the Release of any Hazardous Substances on or to any of the properties owned, leased or operated by Gammon Lake in such a manner as: (i) would be reasonably likely to impose Liability for cleanup, natural resource damages, loss of life, personal injury, nuisance or damage to other property, except to the extent that such Liability would not have a Material Adverse Effect on Gammon Lake; or (ii) would be reasonably likely to result in imposition of a lien, charge or other encumbrance or the expropriation on any of the properties owned, leased or operated by Gammon Lake or the assets of any of Gammon Lake or the Gammon Lake Subsidiaries.

(v)         none of the Gammon Lake Properties has or is required to have any deed notices or restrictions, institutional controls, covenants that run with the land or other restrictive covenants or notices arising under any Environmental Laws.

(vi)         none of Gammon Lake or the Gammon Lake Subsidiaries has received any notice, formal or informal, of any proceeding, action or other claim, Liability or potential Liability arising under any Environmental Laws, from any person related to any of the properties owned, leased or operated by Gammon Lake that is pending as of the date hereof.

(n)         Gammon Lake and each Gammon Lake Subsidiary has good and marketable title, applying customary standards in the mining industry, to its operating properties and properties with proven and probable ore reserves (other than property as to which Gammon Lake or a Subsidiary is a lessee, in which case it has a valid leasehold interest), except for such defects in title that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Gammon Lake. Furthermore, all real and tangible personal property of each of Gammon Lake and the Gammon Lake Subsidiaries is in generally good repair and is operational and usable in the manner in which it is currently being utilized, subject to normal wear and tear and technical obsolescence, repair or replacement;

(o)         the estimates regarding proven and probable reserves of Gammon Lake as set forth in the report entitled "Gammon Lake Resources Inc. Ocampo Deposit Mineral Resources & Reserves Technical Report" dated January 2006, prepared by Mintec, Inc., were prepared in accordance with accepted engineering practices and were, at such date, in compliance in all material respects with the requirements applicable to the presentation of such reserves in documents filed with the Ontario Securities Commission;

(p)         each of Gammon Lake and each Subsidiary has all permits, licences, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, applicable Governmental Entities that are required in order to permit it to carry on its business as presently conducted, except for such permits, licences, certificates, orders, filings, applications and registrations the failure to have or make, individually or in the aggregate, have not had and could not reasonably be expected to have, a Material Adverse Effect on Gammon Lake;

(q)         each of Gammon Lake and each Gammon Lake Subsidiary has duly filed on a timely basis all material tax returns required to be filed by it and has paid all taxes which are due and payable and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof, in each case, of a material nature, and adequate provision has been made for taxes payable in a material amount for the current period for which tax returns are not yet required to be filed; there are no actions, suits, or claims asserted or assessed against Gammon Lake or any Gammon Lake Subsidiary in respect of taxes, governmental charges or assessments, nor any matters under discussion with any Governmental Entity relating to taxes, governmental charges or assessments asserted by such Governmental Entity that could be reasonable expected to have a Material Adverse Effect. Since December 31, 2005, no material liability for Taxes not reflected in the consolidated financial statements of Gammon Lake or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued other than in the ordinary course of business. To the knowledge of Gammon Lake, there are no material proposed (but unassessed) additional Taxes and none have been asserted by the Canada Revenue Agency or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax returns referred to above, and no waiver of any statute of limitations has been given or requested with respect to Gammon Lake or any of the Gammon Lake Subsidiaries. No lien for Taxes has been filed or exists other than for Taxes not yet due and payable;

(r)         the business of Gammon Lake and the business of each Subsidiary is being conducted in all material respects in compliance with all applicable laws, regulations and ordinances of all authorities having jurisdiction, except where the failure to comply would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Gammon Lake; neither Gammon Lake nor any Subsidiary has been notified by any Governmental Entity of any investigation with respect to it that is pending or threatened, nor has any Governmental Entity notified Gammon Lake or any Subsidiary of such Governmental Entity's intention to commence or to conduct any investigation that would be reasonably likely to have a Material Adverse Effect on Gammon Lake;

(s)         Gammon Lake is not subject to any cease trade or other order of any applicable stock exchange or Securities Authority and, to the knowledge of Gammon Lake, no investigation or other proceedings involving Gammon Lake that may operate to prevent or restrict trading of any securities of Gammon Lake are currently in progress or pending before any applicable stock exchange or Securities Authority;

(t)         no person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Gammon Lake or the Gammon Lake Subsidiaries of any of the material assets of Gammon Lake or any of the Gammon Lake Subsidiaries, other than as described or contemplated herein;

(u)         Gammon Lake beneficially owns or controls, directly or indirectly, an aggregate of 13,850,000 Mexgold Common Shares;

(v)         to the best knowledge of Gammon Lake, the directors and officers of Gammon Lake own, directly or indirectly, beneficially or of record, the following securities of Mexgold:

	Holdings in Mexgold
Name	Mexgold Common Shares	Mexgold Options
Fred George	-	2,800,000
Brad Langille	450,000	1,700,000
Colin Sutherland	-	150,000
Dale Hendrick	6,000	-
John Thornton	28,000	-
Alejandro Caraveo	-	-
Francesco Conte	-	-
Kent Noseworthy	-	-
Canek Rangel	-	-

(w)         the board of directors of Gammon Lake has received on or before the date hereof advice from BMO NB indicating that the share exchange ratio for the Arrangement is fair, from a financial point of view, to Gammon Lake;

(x)         upon issuance of the Gammon Common Shares under the Arrangement and as contemplated by this Agreement (including without limitation, on the exercise of Gammon Lake Options issued in exchange for Mexgold Options, and upon the exercise of Mexgold Warrants), such Gammon Common Shares will be validly issued and outstanding as fully paid and non-assessable and the resale of such shares will be exempt from the prospectus requirements of applicable securities laws of Canada and other similar requirements of the applicable federal and state securities laws of the United States (other than such restrictions on resale referred to in Subsections 10.1(g) and 10.1(i)) hereof;

(y)         the information with respect to and supplied by Gammon Lake to be included in the Proxy Circular will not contain any untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary in order to make any statement therein not misleading in light of the circumstances under which it was made;

(z)         Gammon Lake has made available to Gammon Lake all material information, including financial, operational and other information, in respect of Gammon Lake and the Gammon Lake Subsidiaries and all such information as made available to Gammon Lake is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading;

(aa)        the principal offices of Gammon Lake are not located in the United States;

(bb)         all of the assets and property of Gammon Lake and the Gammon Lake Subsidiaries, taken as a whole, are located outside the United States and did not generate aggregate sales in or into the United States exceeding U.S. $56.7 million during Gammon Lake's most recent financial year;

(cc)         as of the date hereof, Gammon Lake is a "foreign private issuer" as defined in Rule 405 under the 1933 Act; and

(dd)         Gammon Lake is not registered, and is not required to be registered, as an open-end investment company, a closed-end investment company, a unit investment trust or a face-amount certificate company under the 1940 Act.

11.3         The representations and warranties of Mexgold and Gammon Lake contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished on the Effective Date. Any investigation by Gammon Lake or Mexgold and their respective advisors shall not mitigate, diminish or affect the representations and warranties contained in this Agreement.

ARTICLE 12
NON-SOLICITATION

12.1         From the date hereof until the earlier of (i) the termination of this Agreement in accordance with Article 16 hereof and (ii) the completion of the Arrangement, Mexgold shall not and shall not permit any of its Subsidiaries to, directly or indirectly, through any officer, director, employee, advisor, representative or agent, (a) solicit, initiate, facilitate, engage in or respond to or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any Acquisition Proposal; (b) encourage or participate in any discussions or negotiations regarding any Acquisition Proposal; (c) accept, approve or recommend any Acquisition Proposal; or (d) cause Mexgold or any Subsidiary to enter into any agreement, arrangement or understanding related to any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the board of directors of Mexgold which receives an unsolicited and bona fide Acquisition Proposal after the date hereof in respect of it, from considering, negotiating, approving or recommending to its shareholders an Acquisition Proposal which the board of directors of Mexgold determines in good faith, after consultation with its financial and legal advisors that failure to take such action would be inconsistent with its fiduciary duties under applicable laws, would, if consummated in accordance with its terms, result in a Superior Proposal.

12.2         From and after the date hereof, Mexgold shall immediately cease and cause to be terminated in writing any existing discussions or negotiations with any person (other than Gammon Lake) with respect to any potential Acquisition Proposal and shall, subject to Section 12.4, cease to provide any other person with access to information concerning Mexgold and its Subsidiaries and exercise all rights it has to require the return or destruction of all confidential information. Mexgold agrees not to release or permit the release of any person from, or waive any confidentiality, non-solicitation or standstill agreement to which such person is a party, unless the board of directors of Mexgold has determined that such person has made a Superior Proposal.

12.3         Mexgold shall promptly notify Gammon Lake orally and in writing within 24 hours of any Acquisition Proposal or any amendment to an Acquisition Proposal being received directly or indirectly by Mexgold, or any request for non-public information relating to Mexgold or any of its Subsidiaries, as the case may be, in connection with such an Acquisition Proposal or for access to the properties, books and/or records of Mexgold or any Subsidiary, by any person that informs Mexgold or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such written notice shall include a copy of any written Acquisition Proposal and all amendments thereto or, in the absence of a written Acquisition Proposal, a description of the material terms and conditions thereof, in either case including the identity of the person making the Acquisition Proposal.

12.4         If Mexgold receives a request for non-public information from a person who has made or intends to make an Acquisition Proposal and the Special Committee determines in good faith after consultation with financial and legal advisors that such Acquisition Proposal is, or if made could reasonably be expected to be, a Superior Proposal, then, and only in such case, Mexgold may, subject to the execution by such person of a confidentiality agreement containing appropriate standstill and other provisions, provide such person with access to non-public confidential information regarding Mexgold; provided that Mexgold shall send a copy of any such confidentiality agreement (including the identity of the person who has entered into such agreement) to Gammon Lake as soon as practicable and in any event within 24 hours of its execution and shall, as soon as practicable and in any event within 24 hours, provide Gammon Lake with a list and copies of all information provided to such person that was not previously provided to Gammon Lake and immediately provide Gammon Lake with all other information that was provided to such person.

12.5         Mexgold shall ensure that its officers, directors and employees and those of its Subsidiaries and any financial, legal and other advisors, agents and representatives retained by Mexgold are aware of the provisions of this Article 12; and Mexgold shall be responsible for any breach of this Article by such persons. For greater certainty, any amendment to an Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Article 12.

ARTICLE 13
NOTICE OF SUPERIOR PROPOSAL DETERMINATION

13.1         If Mexgold has fully complied with Article 12 and this Article 13, Mexgold may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal and withdraw or modify in a manner adverse to Gammon Lake its recommendation of the approval of the Arrangement, if and only if it:

(a)         provides to Gammon Lake: (i) written notice that the Special Committee has determined that it has received and is prepared to accept a Superior Proposal; (ii) a copy of any agreement or other document in respect of such Superior Proposal as executed by the person making the Superior Proposal, in each case as soon as possible but in any event not less than five full business days prior to acceptance of the Superior Proposal by the board of directors of Mexgold; and (iii) in the case of an Acquisition Proposal that includes non-cash consideration, the value or range of values attributed by the board of directors of Mexgold, in good faith, for such non-cash consideration after consultation with its financial advisors;

(b)         provides Gammon Lake with an opportunity (but not the obligation), during the five business day period referred to in Subsection 13.1(a) to propose to amend this Agreement to provide for consideration having a value equivalent to or more favourable to the Mexgold Shareholders than that of the Superior Proposal with the result that the Superior Proposal would cease to be a Superior Proposal; and

(c)         subject to Section 13.2, terminates this Agreement pursuant to Subsection 16.1(c) and reimburse Gammon Lake as contemplated by Section 17.3.

13.2         In the event that Gammon Lake agrees to amend this Agreement in the manner described in Section 13.1, the Special Committee shall consider the terms of the proposed amendment, and: (i) if the board of directors of Mexgold concludes the Superior Proposal is no longer a Superior Proposal given the terms of the proposed amendment, Mexgold shall not implement the proposed Superior Proposal and shall not terminate this Agreement pursuant to Subsection 16.1(c), and shall agree to the proposed amendments to this Agreement; or (ii) if the board of directors of Mexgold concludes that the Acquisition Proposal would nonetheless remain a Superior Proposal, Mexgold shall terminate this Agreement in accordance with Subsection 16.1(c) and concurrently reimburse Gammon Lake as contemplated by Section 17.3 and only thereafter Mexgold may enter into an agreement in order to implement the Superior Proposal.

ARTICLE 14
STRUCTURE SUBSEQUENT TO THE ARRANGEMENT

14.1         In conjunction with the completion of the Arrangement:

(a)         Gammon Lake shall determine: (i) which personnel of Mexgold will be appointed or retained upon the completion of the Arrangement; and (ii) which directors, officers, employees, consultants and other personnel of Mexgold will be maintained or retained subsequent to the Arrangement;

(b)         subject to clause (a) above, Mexgold shall use all reasonable efforts to cause all directors and officers of Mexgold who will not be retained to resign and sign releases in favour of Mexgold concurrently with the completion of the Arrangement;

(c)         Gammon Lake and Mexgold shall use all reasonable efforts to maintain and satisfy all covenants under the employment, consulting or other advisory agreements to which it is a party with any director, officer, employee, consultant or other personnel who will not be maintained or retained subsequent to the Arrangement.

ARTICLE 15
AMENDMENT

15.1         This Agreement may, at any time and from time to time before or after the holding of the Mexgold Meeting, be amended by written agreement of the parties hereto, subject to applicable Law, further notice to or authorization on the part of the Mexgold Shareholders and any such amendment may, without limitation:

(a)         change the time for performance of any of the obligations or acts of Gammon Lake or Mexgold;

(b)         waive any inaccuracies in or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)         waive compliance with or modify any covenants given by Gammon Lake or Mexgold and waive or modify performance of any of the obligations of Gammon Lake or Mexgold; and

(d)         waive compliance with or modify any conditions precedent contained herein; provided that notwithstanding the foregoing, following the receipt of any necessary approval of Mexgold Shareholders or Mexgold Optionholders, the consideration payable to Mexgold Shareholders and Mexgold Optionholders under the Arrangement may not be decreased without the further approval of Mexgold Shareholders and Mexgold Optionholders given in the manner as required for the approval of the Arrangement or as may be ordered by the Court.

15.2         In addition to the transactions contemplated hereby or at the request of a party hereto, the parties hereto will continue from and after the date hereof and through and including the Effective Date to use their respective commercially reasonable best efforts to maximize present and future planning opportunities for Mexgold, the Mexgold Shareholders, the Mexgold Subsidiaries, Gammon Lake and the Gammon Lake Subsidiaries as and to the extent that the same shall not prejudice any party hereto or the shareholders thereof. The parties hereto will ensure that such planning activities do not impede the progress of the Arrangement in any material way.

15.3         The parties hereto mutually agree that if a party hereto proposes any other amendment or amendments to this Agreement or to the Plan of Arrangement, Mexgold on the one hand, and Gammon Lake on the other hand, will act reasonably in considering such amendment and if the other of them and the shareholders thereof are not prejudiced by reason of any such amendment they will co-operate in a reasonable fashion with the party hereto proposing the amendment so that such amendment can be effected subject to applicable Laws.

ARTICLE 16
TERMINATION

16.1         This Agreement may be terminated, at any time prior to the Effective Date:

(a)         by the mutual written consent of Gammon Lake and Mexgold; (b) by either party, upon providing written notice to the other:

(i)         at any time if the other party is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement in any material respect, and such breach is not capable of being cured or is not cured by the breaching party within five business days of the giving of notice of such breach by the other party to the breaching party; or

(ii)         if any of the conditions for the benefit of the terminating party contained in this Agreement is not satisfied or waived on or before August 11, 2006 (or such later date as the parties, acting reasonably, may agree to in writing) or such other time prior thereto as is specified in this Agreement, provided that the terminating party is not then in breach of any representations, warranties and covenants herein contained in any material respect;

(c)         by either party, upon the determination by Mexgold after conclusion of the process set out in Article 12 that an Acquisition Proposal constitutes a Superior Proposal, the provision of notice to Gammon Lake of a Superior Proposal as required by Article 13 and the time period for Gammon Lake to propose an amendment to the Agreement as contemplated by Article 13 has elapsed;

(d)         by Gammon Lake, if the board of directors of Mexgold (i) has withdrawn or changed any of its recommendations to the Mexgold Shareholders in a manner adverse to Gammon Lake or which would impede the completion of the Arrangement, or has made a recommendation to the Mexgold Shareholders not to accept or approve the Arrangement, or (ii) has not submitted the Arrangement for approval to Mexgold Shareholders on or prior to August 4, 2006 (or such later date as the parties, acting reasonably, may agree to in writing), provided that Gammon Lake has provided, on a timely basis, information regarding Gammon Lake required by applicable securities laws for inclusion in the management information circular of Mexgold to be used at the Mexgold Meeting, or (iii) has failed to solicit proxies in favour of approving the Arrangement, or (iv) has resolved to do any of the foregoing; or

(e)         upon a vote at a duly held Mexgold Meeting or any adjournment or postponement thereof to obtain the approval of the holders of Mexgold Common Shares and Mexgold Options of the Arrangement or any matter that could reasonably be expected to facilitate it, the approval of the holders of Mexgold Common Shares and Mexgold Options is not obtained in accordance with applicable laws, including without limitation, Rule 61-501;

16.2         In the event of termination of this Agreement by either party as provided in this Article 16, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either party, except with respect to Article 17 and Article 18 which provisions shall survive the termination; provided that notwithstanding anything to the contrary contained in this Agreement, neither party shall be (i) relieved or released from any liability or damages arising out of any breach of this Agreement prior to such termination or (ii) precluded from seeking injunctive relief to restrain any breach or threatened breach of this Agreement or otherwise to obtain specific performance of any provision of this Agreement.

ARTICLE 17
EXPENSES

17.1         The parties agree that all out-of-pocket third party transaction expenses of the Arrangement, including legal fees, financial advisor fees, regulatory filing fees, all disbursements by advisors and printing and mailing costs, shall be paid by the party incurring such expenses.

17.2         Gammon Lake and Mexgold represent and warrant to each other that, except for BMO NB in the case of Gammon Lake and TD Securities in the case of Mexgold, no broker, finder, valuator, financial advisor or investment banker is entitled to any brokerage, finder's, financial advisory or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Arrangement.

17.3         If the Agreement is terminated by either party pursuant to Subsection 16.1(c) or by Gammon Lake pursuant to either of Subsections 16.1(b)(i) or 16.1(d), Mexgold shall forthwith reimburse Gammon Lake for all reasonable expenses incurred by Gammon Lake in connection with the transactions contemplated hereby.

17.4         If this Agreement is terminated by Mexgold pursuant to Subsections 16.1(b)(i), Gammon Lake shall forthwith reimburse Mexgold for all reasonable expenses incurred by Mexgold in connection with the transactions contemplated hereby.

ARTICLE 18
DAMAGES

18.1         Payment by one party to the other party pursuant to Section 17.3 or 17.4 shall not be in lieu of any damages or any other payment or remedy available at law or in equity in the event of any wilful or intentional breach by the party making the payment of any of its obligations or covenants under this Agreement. In the event that the payment by one party to the other party pursuant to Subsections 17.3 or 17.4, is made upon termination of this Agreement other than as a result of the wilful or intentional breach by the party making the payment, the other party will have no further claim against the party making the payment in respect of the failure to complete the Arrangement as a result of the event giving rise to the payment of such amount.

ARTICLE 19
NOTICES

19.1         Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by Gammon Lake or Mexgold to the other shall be in writing and may be given by delivering same or sending same by facsimile transmission addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, if not, the next succeeding business day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery in which case it shall be deemed to have been given and received on the next business day.

19.2         The address for service of each of Gammon Lake and Mexgold shall be as follows:

if to Gammon Lake:

Suite 306, Cambridge 2
202 Brownlow Avenue
Dartmouth, Nova Scotia
B3B 1T5

Attention:     the President
Facsimile:     (902) 468-0631

with a courtesy copy to (which shall not constitute notice):

Fasken Martineau DuMoulin LLP
Suite 4200 Toronto-Dominion Bank Tower
Toronto Dominion Centre
Toronto, Ontario M5K 1N6

Attention:     John Turner
Facsimile:     (416) 364-7814

if to Mexgold:

Suite 306, Cambridge 2
202 Brownlow Avenue
Dartmouth, Nova Scotia
B3B 1T5

Attention:     the Chairman of the Special Committee of the Board of Directors
Facsimile:     (902) 468-0631

with a courtesy copy to (which shall not constitute notice):

Cassels Brock & Blackwell LLP
Suite 2100, Scotia Plaza
40 King St. West
Toronto, ON
M5H 3C2

Attention:     Mark Bennett
Facsimile:     (416) 350-6933

ARTICLE 20
CURE PROVISIONS

20.1         Each of Gammon Lake and Mexgold will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)         cause any of the representations or warranties of it contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Date; or

(b)         result in the failure to comply with or satisfy any covenant, condition precedent or agreement to be complied with or satisfied by it hereunder prior to the Effective Date.

20.2         Neither Gammon Lake nor Mexgold may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Article 10 or any termination right arising therefrom unless forthwith and in any event prior to the filing of the articles of arrangement contemplated herein for acceptance by the Director, the party hereto intending to rely thereon has delivered a written notice to the other party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition precedent or termination right, as the case may be. If any such notice is delivered, provided that the other party is proceeding diligently to cure such matter and such matter is capable of being cured, no party may terminate this Agreement until the later of August 11, 2006 and the expiration of a period of 10 days from such notice (such later period the "Notice Period"). If such notice has been delivered prior to the date of the Mexgold Meeting, such meeting shall be postponed until the expiry of the Notice Period. If such notice has been delivered prior to the making of the application for the Final Order or the filing of the articles of arrangement contemplated herein with the Director, such application and such filing shall be postponed until the expiry of the Notice Period.

ARTICLE 21
GENERAL

21.1         The division of this letter into sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this letter.

21.2         The Schedules referred to herein are incorporated into this Agreement by reference and form a part hereof.

21.3         Unless otherwise stated, all references in this letter to sums of money are expressed in lawful money of Canada.

21.4         Time shall be of the essence in this Agreement.

21.5         Subject to Section 18.1, the parties hereto acknowledge and agree that an award of money damages may be inadequate for any breach of this Agreement by any party hereto or its representatives and advisors and that such breach may cause the non breaching party hereto irreparable harm. Accordingly, the parties hereto agree that, in the event of any such breach or threatened breach of this Agreement by one of the parties hereto, Mexgold (if Gammon Lake is the breaching party) or Gammon Lake (if Mexgold is the breaching party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to any other provision hereof including, without limitation, section 16.1 hereof, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the parties hereto.

21.6         This Agreement constitutes the entire agreement between Gammon Lake and Mexgold and cancels and supersedes the letter of intent between Gammon Lake and Mexgold dated May 28, 2006 and all other prior agreements and understandings between Gammon Lake and Mexgold with respect to the subject matter hereof.

21.7         Each of Gammon Lake and Mexgold shall, from time to time, and at all times hereafter, at the request of the other hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

21.8         This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein. Each of Gammon Lake and Mexgold hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

21.9         This letter may be signed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and the counterparts are collectively deemed to be one instrument.

21.10         No waiver by either Gammon Lake or Mexgold shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

21.11         No director or officer of Mexgold shall have any personal liability whatsoever (other than in the case of fraud, negligence or wilful misconduct) to Gammon Lake under this Agreement or any other document delivered in connection with this Agreement or the Arrangement by or on behalf of Mexgold.

21.12         No director or officer of Gammon Lake shall have any personal liability whatsoever (other than in the case of fraud, negligence or wilful misconduct) to Mexgold under this Agreement or any other document delivered in connection with this Agreement or the Arrangement by or on behalf of Gammon Lake.

21.13         This Agreement shall enure to the benefit of and be binding upon each of Gammon Lake and Mexgold and their respective successors and permitted assigns. This Agreement may not be assigned by either Gammon Lake or Mexgold hereto without the prior written consent of the other.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.
GAMMON LAKE RESOURCES INC.

Per:
Name:	Fred George
Title:	Chairman and President

MEXGOLD RESOURCES INC.

Per:
Name:	Glen Holmes
Title:	Chairman of the Special Committee of the
Board of Directors of Mexgold Resources Inc.,
as authorized by the Board of Directors of
Mexgold Resources Inc.

Schedule A

PLAN OF ARRANGEMENT

UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1
INTERPRETATION

1.1         Definitions. In this Plan of Arrangement unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meaning as set out below and grammatical variations of such terms shall have corresponding meanings:

"Arrangement" means an arrangement under the provisions of section 182 of the OBCA, on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or variation thereto made in accordance with Section 5.1 hereof or made at the discretion of the Court in the Final Order;

"Arrangement Agreement" means the arrangement agreement made as of the 22nd day of June, 2006, between Gammon Lake and Mexgold;

"Business Day" means a day which is not a Saturday, Sunday or a statutory holiday in Toronto, Ontario or Dartmouth, Nova Scotia;

"Circular" means the management proxy circular of Mexgold, including the schedules attached thereto and all amendments from time to time made thereto, prepared and delivered to the Mexgold Shareholders in connection with the Mexgold Meeting;

"Court" means the Superior Court of Justice (Ontario);

"Depositary" means Computershare Investor Services at its principal offices in the City of Toronto;

"Director" means the Director appointed pursuant to section 278 of the OBCA;

"Dissent Rights" has the meaning set out in Section Article 4.1 hereof;

"Effective Date" means the date upon which this Plan of Arrangement becomes effective as established by the date of issue shown on the Certificate of Arrangement to be issued by the Director to Mexgold;

"Effective Time" means 12:01 a.m. (Toronto time) on the Effective Date;

"Final Order" means the final order of the Court approving the Arrangement, as such order may be amended or modified by the highest court to which appeal may be sought;

"Gammon Lake" means Gammon Lake Resources Inc., a body corporate incorporated under the laws of Canada;

"Gammon Lake Common Share" means a common share in the capital stock of Gammon Lake;

"Gammon Lake Option" has the meaning set out in Subsection 2.2 hereof;

"Interim Order" means the interim order of the Court containing declarations, orders and directions made in connection with the approval of the Arrangement;

"ITA" means the Income Tax Act (Canada), as amended;

"Letter of Transmittal" means the letter of transmittal forwarded by Mexgold to the Mexgold Shareholders together with the Circular;

"Mexgold" means Mexgold Resources Inc., a body corporate existing under the laws of the Province of Ontario;

"Mexgold Common Share" means a common share in the capital stock of Mexgold;

"Mexgold Meeting" means the special meeting of Mexgold Shareholders and Mexgold Optionholders (including any adjournment or postponement thereof) to be held to consider, and if deemed advisable, to approve the Arrangement;

"Mexgold Options" means options to purchase Common Shares issued pursuant to Mexgold's share option plan;

"Mexgold Optionholders" means the holders of options to purchase Mexgold Common Shares;

"Mexgold Shareholders" means the registered holders of Mexgold Common Shares;

"OBCA" means the Ontario Business Corporations Act, RSO 1990, c.B16 (as amended to 2002, c.24); and

"Plan of Arrangement", "hereof", "hereunder" and similar expressions mean this Plan of Arrangement including the recitals and appendices hereto and any amendments thereof, and not any particular Article, Section or other part hereof and include any amendment agreement or instrument supplementary or ancillary hereto.

1.2         Number, Gender and Persons. In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number shall include the plural and vice versa, words importing any gender shall include all genders and words importing persons shall include natural persons, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.3         Interpretation Not Affected by Headings, etc. The division of this Plan of Arrangement into Articles, Sections and other parts and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.4         Date for Any Action. In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

1.5         Currency. All references to currency in this Plan of Arrangement are expressed in lawful money of Canada.

1.6         Statutory References. Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.7         Payments. Any payments to be made hereunder shall be made without interest and less any tax required by law to be deducted and withheld.

ARTICLE 2
ARRANGEMENT

2.1         Binding Effect. This Plan of Arrangement will become effective on, and be binding on and after, the Effective Time on all of the Mexgold Shareholders and beneficial holders of Mexgold Common Shares, the Mexgold Optionholders, Mexgold and Gammon Lake.

2.2         Events Sequential. At the Effective Time, the following shall occur and be deemed to occur in the following order without any further act or formality:

(a)         all issued and outstanding Mexgold Common Shares (other than Mexgold Common Shares in respect of which the holder has exercised his Dissent Rights and other than Mexgold Common Shares beneficially owned, directly or indirectly, by Gammon Lake) shall be and be deemed to be transferred to Gammon Lake (free of any claims or encumbrances) and the registered holders thereof shall be entitled to receive from Gammon Lake in exchange for each such share, subject to Section 3.3, 0.47 Gammon Lake Common Shares,

(b)         with respect to each Mexgold Common Share to which paragraph 2.2(a) applies:

(i)         the registered holder thereof shall cease to be a holder of such share and such holder's name shall be removed from the register of holders of Mexgold Common Shares as of the Effective Time; and

(ii)         Gammon Lake shall be and be deemed to be the transferee of such Mexgold Common Share (free of any claims or encumbrances) and shall be entered in the register of holders of Mexgold Common Shares as the holder thereof; and

(c) each outstanding Mexgold Option s]hall be exchanged for one option to purchase a Gammon Lake Common Share (a "Gammon Lake Option") and the Mexgold Option shall thereafter be cancelled and cease to be outstanding with each such Gammon Lake Option being exercisable for that number of Gammon Lake Common Shares that is equal to (w) the number of Mexgold Common Shares that would otherwise have been issuable upon the exercise of the Mexgold Option multiplied by 0.47 (rounded down to the nearest whole Gammon Lake Common Share) at an exercise price per Gammon Lake Common Share equal to the exercise price of the applicable Mexgold Option divided by 0.47, provided that each such Gammon Lake Option will expire on the date on which the respective Mexgold Option was to expire pursuant to its terms. The registered holder of each Mexgold Option exchanged hereunder shall cease to be a holder of such Mexgold Option and such holder's name shall be removed from the register of holders of Mexgold Options as of the Effective Time.

ARTICLE 3
CERTIFICATES, PAYMENTS AND FRACTIONS

3.1         Delivery of Consideration.

(a)         At or promptly after the Effective Date, Gammon Lake will deposit with the Depositary the certificates evidencing the Gammon Lake Common Shares payable and issuable in accordance with the provisions of Article 2 hereof. Subject to Section 3.5, on and after the Effective Time, certificates formerly representing Mexgold Common Shares (other than Mexgold Common Shares beneficially owned, directly or indirectly, by Gammon Lake) shall cease to represent such shares and shall represent the right only to receive the consideration therefor specified in Section 2.2 in accordance with the terms of the Arrangement, subject to compliance with the requirements set forth in this Article 3.

(b)         As soon as practicable after the Effective Date, upon the holder depositing with the Depositary certificates representing Mexgold Common Shares accompanied by a duly completed Letter of Transmittal and such other documents and instruments as the Depositary may reasonably require, Gammon Lake shall cause the Depositary to deliver, to the registered holder or otherwise in accordance with the Letter of Transmittal, the share certificates evidencing the Gammon Lake Common Shares to which such holder is entitled in accordance with the terms of the Arrangement.

(c)         A holder of Mexgold Options at the Effective Time shall be entitled to receive an instrument representing the Gammon Lake Options to which such holder is entitled pursuant to the provisions hereof as soon as practical after the Effective Date upon delivery to Gammon Lake of such documents and instruments as Gammon Lake may reasonably require, and each and every certificate, document, agreement or other instrument, if any, formerly representing the Mexgold Options shall be and shall be deemed to be cancelled, void and of no further force and effect without any further authorization, act or formality. Gammon Lake shall register and make available or send by first class mail (postage prepaid) an instrument representing Gammon Lake Options to the last address of each former holder of Mexgold Options as registered in the books and records of Mexgold.

3.2         Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made effective after the Effective Time with respect to Gammon Lake Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate (which immediately prior to the Effective Time represented outstanding Mexgold Common Shares) and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.3, unless or until the holder of such certificate shall surrender such certificate in accordance with Section 3.1. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to the holder of the certificates, without interest:

(a)         the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Gammon Lake Common Shares to which such holder is entitled pursuant hereto;

(b)         on the appropriate payment date, the amount of dividends or other distributions with record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, payable with respect to the Gammon Lake Common Shares.

3.3         No Fractional Shares or Options. No certificates or scrip representing fractional Gammon Lake Common Shares or Gammon Lake Options will be issued to former holders of Mexgold Common Shares or Mexgold Options and no dividend, stock split or other change in the capital structure of Gammon Lake shall relate to any such fractional security and such fractional interests shall not entitle the holder thereof to vote or to exercise any rights as a security holder of Gammon Lake. In the event that the consideration specified in Section 2.2 would otherwise result in a Mexgold Shareholder being entitled to a fractional Gammon Lake Common Share the number of Gammon Lake Common Shares issuable to such Mexgold Shareholder on the completion of the Arrangement will be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number of Gammon Lake Common Shares. In the event that the consideration specified in Section 2.2 would otherwise result in a Mexgold Optionholder being entitled to a fractional Gammon Lake Option, such Mexgold Optionholder shall only receive that number of Gammon Lake Options as it is entitled to receive pursuant to Section 2.2 rounded down to the nearest whole Gammon Lake Option.

3.4         Lost Certificates. If any certificate which immediately prior to the Effective Time represented outstanding Mexgold Common Shares that were exchanged pursuant to Article 2 hereof, has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will, subject to the terms hereof, issue in exchange for such lost, stolen or destroyed certificate, a certificate representing Gammon Lake Common Shares payable in respect thereof. When authorizing such issuance in exchange for any lost, stolen or destroyed certificate, the person to whom a certificate representing Gammon Lake Common Shares to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Depositary and Gammon Lake in such sum as Gammon Lake may reasonably direct or otherwise indemnify Gammon Lake, Mexgold and the Depositary in a manner satisfactory to them against any claim that may be made against Mexgold, Gammon Lake or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

3.5         Unclaimed Certificates. Notwithstanding any of the other provisions hereof, any certificate which immediately prior to the Effective Time represented outstanding Mexgold Common Shares (other than Mexgold Common Shares beneficially owned, directly or indirectly, by Gammon Lake) that has not been surrendered with all other documents and instruments required by Article 3 on or prior to the sixth anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature against Mexgold or Gammon Lake and the right of such holder to receive Gammon Lake Common Shares, shall be deemed to have been surrendered to Gammon Lake, together with all entitlements to dividends, distributions and any interest thereon held for such former holder, for no consideration.

3.6         Withholding Rights. Gammon Lake, Mexgold and the Depositary shall be entitled to deduct and withhold from any consideration payable to any holder of Mexgold Common Shares or Mexgold Options pursuant to Section 2.2 hereof, such amounts as Gammon Lake, Mexgold or the Depositary determines it is required or permitted to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of any other applicable federal, provincial, territorial, state, local or foreign tax laws, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 4
RIGHTS OF DISSENT

4.1         Dissenting Mexgold Shareholders. Mexgold Shareholders may exercise rights of dissent with respect to Mexgold Common Shares held by them pursuant to and in the manner set forth in section 185 of the OBCA in connection with the Arrangement, as the same may be modified by the Interim Order or the Final Order ("Dissent Rights") as if that section (as modified) was applicable to such registered holders of Mexgold common shares. Mexgold Shareholders who exercise such rights to dissent and who:

(a)         are ultimately entitled to be paid fair value for their Mexgold Common Shares in respect of which they dissent shall be deemed to have transferred such shares to Mexgold for cancellation on the Effective Date immediately following completion of the steps described in Section 2.2; or

(b)         are ultimately not entitled, for any reason, to be paid fair value for their Mexgold Common Shares in respect of which they dissent, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting Mexgold Shareholder and shall be entitled to receive only the Gammon Lake Common Shares that such non-dissenting Mexgold Shareholders are entitled to receive, on the basis set forth in Section 2.2.

4.2         Holders. In no circumstances shall Mexgold, Gammon Lake or any other Person be required to recognize a person exercising Dissent Rights unless such person is a registered holder of the Mexgold Common Shares in respect of which such Dissent Rights are sought to be exercised.

4.3         Recognition of Dissenting Shareholders. Neither Mexgold, Gammon Lake nor any other person shall be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Mexgold Common Shares at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders shall be deleted from the register of holders of Mexgold Common Shares maintained by or on behalf of Mexgold.

4.4         Dissent Right Availability. A registered holder is not entitled to exercise Dissent Rights with respect to Mexgold Common Shares if such holder votes (or instructs, or is deemed, by submission of any incomplete proxy, to have instructed his, her or its proxyholder to vote) in favour of the Arrangement Resolution.

ARTICLE 5
GENERAL

5.1         Plan of Arrangement Amendment. Mexgold and Gammon Lake reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be contained in a written document which is: (i) agreed to by Gammon Lake and Mexgold pursuant to the Arrangement Agreement, (ii) filed with the Court and, if made following the Mexgold Meeting, approved by the Court, and (iii) communicated to the Mexgold Shareholders and Mexgold Optionholders if and as required by the Court. Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Mexgold or Gammon Lake at any time prior to or at the Mexgold Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Mexgold Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Mexgold Meeting shall be effective only if it is consented to by Mexgold and Gammon Lake and if required by the Court, consented to by Mexgold Shareholders and Mexgold Optionholders voting in the manner directed by the Court.

Any amendment, modification or supplement to this Plan of Arrangement may be made unilaterally by Gammon Lake and Mexgold following the Effective Date without the approval of the Mexgold Shareholders or Mexgold Optionholders, provided that it concerns a matter which, in the reasonable opinion of Gammon Lake and Mexgold, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Mexgold Shareholder or Mexgold Optionholder entitled to receive the consideration referred to in Section 1.2 hereof.

5.2         Paramountcy. From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all securities issued by Mexgold prior to the Effective Time, (ii) the rights and obligations of the Mexgold Shareholders, Mexgold Optionholders, in respect of their former Mexgold security holdings shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of Mexgold shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

5.3         Termination. At any time up until the time the Final Order is made, Gammon Lake and Mexgold may mutually determine not to proceed with this Plan of Arrangement, or to terminate this Plan of Arrangement, notwithstanding any prior approvals given at the Mexgold Meeting. In addition to the foregoing, this Plan of Arrangement shall automatically and without notice, terminate immediately and be of no further force or effect, upon the termination of the Arrangement Agreement in accordance with its terms.